Exhibit 10.1

LEASE

BETWEEN:

KANATA RESEARCH PARK CORPORATION

AND

MITEL NETWORKS CORPORATION

Prepared by: Kanata Research Park Corporation

Dated: November 1, 2010

i

(continued)

(continued)

(continued)

THIS INDENTURE made as of the 1st day of November, 2010.

BETWEEN:

KANATA RESEARCH PARK CORPORATION

(Hereinafter called the “Landlord”)

OF THE FIRST PART

AND:

MITEL NETWORKS CORPORATION

(Hereinafter called the “Tenant”)

OF THE SECOND PART

WITNESSETH that in consideration of the rents, covenants, conditions and agreements herein contained, the Landlord and the Tenant covenant and agree as follows:

ARTICLE 1

LEASED PREMISES

1.00	The Landlord hereby leases to the Tenant all those premises consisting of:

(a)

approximately Twenty-Three Thousand Six Hundred and Sixty-Seven (23,667) useable [Twenty-Six Thousand Nine Hundred and Seventy-Five point Six Five (26,975.65) rentable] square feet of space located on the lower level (the “350 Lower Level Premises”);

(b)

approximately Ten Thousand Four Hundred and Forty-Six (10,446) useable [Eleven Thousand Nine Hundred and Six point Three Five (11,906.35) rentable] square feet of space located on the first (1st) floor (the “350 First Floor Premises”);

(c)

approximately Thirty-Nine Thousand and Seventy-Five (39,075) useable [Forty-Four Thousand Five Hundred and Thirty-Seven point Six Nine (44,537.69) rentable] square feet of space located on the fourth (4th) floor (the “350 Fourth Floor Premises”);

(d)

approximately Thirty-Nine Thousand and Seventy-Five (39,075) useable [Forty-Four Thousand Five Hundred and Thirty-Seven point Six Nine (44,537.69) rentable] square feet of space located on the fifth (5th) floor (the “350 Fifth Floor Premises”);

(e)

approximately Thirty-Eight Thousand Seven Hundred and Eighty-Six (38,786) useable [Forty-Four Thousand Two Hundred and Eight point Two Eight (44,208.28) rentable] square feet of space located on the sixth (6th) floor (the “350 Sixth Floor Premises”);

of the building municipally known as 350 Legget Drive, in the City of Ottawa (the “350 Building”), and

(f)

approximately Fourteen Thousand Six Hundred and Sixty-Six (14,666) useable [Sixteen Thousand Five Hundred and Forty-Seven point Six Five (16,547.65) rentable] square feet of space located on the first (1st) floor (the “390 First Floor Premises”);

(g)

approximately Six Thousand One Hundred and Sixty-Six (6,166) useable [Six Thousand Nine Hundred and Fifty-Seven point One Zero (6,957.10) rentable] square feet of space located on the first (1st) floor (the “390 Fitness Premises”);

(h)

approximately Fifteen Thousand Three Hundred and Ninety-Nine (15,399) useable [Seventeen Thousand Three Hundred and Seventy-Four point Six Nine (17,374.69) rentable] square feet of space located on the second (2nd) floor (the “390 Second Floor Premises”);

of the building municipally known as 390 March Road, in the City of Ottawa (the “390 Building”), and

(i)

approximately Eleven Thousand Six Hundred and Sixteen (11,616) useable [Twelve Thousand Six Hundred and Thirty-Nine point Three Seven (12,639.37) rentable] square feet of space located on the first (1st) floor (the “340 First Floor Premises”);

(j)

approximately Eight Thousand Six Hundred and Fifty-Four (8,654) useable [Nine Thousand Four Hundred and Sixteen point Four Two (9,416.42) rentable] square feet of space located on the mezzanine (the “340 Mezzanine Premises”);

of the building municipally known as 340 Legget Drive, in the City of Ottawa (the “340 Building”),

(herein collectively referred to as the “Leased Premises”). The 340 Building, 350 Building, and 390 Building are collectively referred to as the “Building”, which buildings are erected on the lands (herein called the “Lands”) described in Schedule “A” annexed hereto. The Leased Premises are more particularly outlined in bold on the floor plans annexed hereto and marked as Schedules “B1” to “B9” inclusively. The parties acknowledge and agree that the foregoing calculation of the area of the Leased Premises (estimated based on preliminary blocking plans provided to the Landlord from the Tenant and remain subject to final drawings and certification as noted below, therefore may be subject to variances), and Building has been estimated only and that the actual area of the Leased Premises and Building shall be subject to certification by the Landlord within thirty (30) days of its receipt of final drawings and completion of any leasehold improvements and the Landlord’s Work (as defined in Schedule “H”), in accordance with ANSI BOMA Z65.1-1996 building standards, as amended excluding roof top penthouses and links between the buildings that are not open. Upon receipt of Tenant approved drawings from its designer, the Landlord shall obtain from its architect the estimated area of the Leased Premises and provide same to the Tenant. The Tenant shall have the right to reduce the area of its Leased Premises if the area of the Leased Premises exceeds five percent (5%) from the areas set out above. In such event, the Net Rent per Annum set out in clause 3.00, the Tenant’s Proportionate Share set out in clause 1.01(c), and the Rent Payment Received set out in Schedule “I” clause 15, shall be adjusted accordingly.

1.01	ADDITIONAL DEFINITIONS

For the purposes of this Lease and any additions or amendments thereto:

(a)

“Improvements” means all improvements located on the Lands, including the Building, the parking lot or structure servicing the Building and other facilities and physical structures which are for the exclusive use of occupants of the Building;

(b)

“Common Areas” means at any time those portions of the Lands and Building not leased or designated for lease to tenants but provided to be used in common by (or by the sublessees, agents, employees, customers or licensees of) the Landlord, Tenant and other tenants of the Building, whether or not they are open to general public and shall include any fixtures, chattels, systems, decor, signs, facilities or landscaping contained in those areas or maintained or used in connection with them, and shall be deemed to include the city sidewalks adjacent to the Lands and any pedestrian walkway system (either above or below ground), park, or other public facility in respect of which the Landlord is from time to time subject to obligations arising from the Lands and Building.

(c)	“Tenant’s Proportionate Share” means:

(i)	Sixty point Four Seven percent (60.47%) for the 350 Building;

(ii)	Twenty-Two point Six Five percent (22.65%) for the 390 Building;

(iii)	Thirteen point Eight Nine percent (13.89%) for the 340 Building;

subject to the said percentages being varied based on the actual area of the Leased Premises and Building as certified by the Landlord.

(d)

“Permitted Transfers” means an affiliated company, or subsidiary of the Tenant, or a purchaser of all of the assets or all of the shares of the Tenant who can provide the same quality of financial covenant, or the entity resulting in the continuation of the Tenant following the merger or amalgamation of the Tenant.

ARTICLE 2

TERM

2.00

To have and to hold the Leased Premises for and during the term of five (5) years, three (3) months and fifteen (15) days (hereinafter called the “Term”) to be computed from the 1st day of November, 2010 (the “Commencement Date”) and from thenceforth next ensuing and fully to be completed and ended on the 15th day of February, 2016, save and except for the 390 Fitness Premises for which the Term will commence on April 1, 2011.

2.01	INABILITY TO GIVE OCCUPANCY

It is hereby agreed that if the Landlord is unable to deliver vacant possession of the 390 Fitness Premises by April 1, 2011 by reason of any previous tenant or occupant overholding (but not by reason of circumstances beyond the Landlord’s control), the Landlord shall diligently exercise all of its rights to obtain vacant possession of the 390 Fitness Premises and the rent payable hereunder shall abate at a rental per day equal to 1/365th of the Annual Rent payable until such completion or vacant possession is obtained but the Landlord shall not be liable to the Tenant for damages of any nature whatsoever and this Lease shall continue in full force and effect subject only to the abatement of rent as aforesaid. In the event that the Landlord is unable to deliver vacant possession of the 390 Fitness Premises on or before April 1, 2011, then the Term for the 390 Fitness Premises shall be delayed (and the commencement date extended) by the number of days of delay, however, the expiry date shall be coterminous with the Term.

2.02	EARLY OCCUPANCY—Intentionally deleted.

2.03	OVERHOLDING

If the Tenant shall continue to occupy the Leased Premises after the expiration of this Lease with or without the consent of the Landlord and without any further written agreement, the Tenant shall be a monthly tenant at a rent equivalent to 150% of the Monthly Rent together with the Additional Rent hereby reserved and subject to all the terms and conditions herein set out except as to length of tenancy.

ARTICLE 3

BASIC RENT

3.00

In each year during the Term of this Lease, the Tenant covenants and agrees to pay without any set off or deduction whatsoever, to the Landlord, as rent for the Leased Premises, and for the non exclusive use of the common areas of the Building (which common area allocation shall be: 8.81% for the 340 Building, 13.98% for the 350 Building and 12.83% for the 390 Building %, however, the common area allocation is subject to verification and modification from time to time by the Landlord based upon the final areas of the Leased Premises and building, and reconfigurations as they occur from time to time, as certified by the Landlord), the following:

Term	Leased Premises	Net Rental Rate per Sq. Ft. per Annum	Total Net Rent per Annum
November 1, 2010 to February 15, 2012	350 Lower Level Premises	$7.00	$188,829.53
February 16, 2012 to February 15, 2013	350 Lower Level Premises	$11.97	$322,881.82
February 16, 2013 to February 15, 2016	350 Lower Level Premises	$7.00	$188,829.53
November 1, 2010 to February 15, 2012	350 First Floor Premises	$10.00	$119,063.51
	350 Fourth Floor Premises		$445,376.85
	350 Fifth Floor Premises		$445,376.85
	350 Sixth Floor Premises		$442,082.83
	390 First Floor Premises		$165,476.48
	390 Second Floor Premises		$173,746.92
February 16, 2012 to February 15, 2013	350 First Floor Premises	$14.97	$178,230.71
	350 Fourth Floor Premises		$666,701.62
	350 Fifth Floor Premises		$666,701.62
	350 Sixth Floor Premises		$661,770.67
	390 First Floor Premises		$247,708.06
	390 Second Floor Premises		$260,088.40
February 16, 2013 to February 15, 2016	350 First Floor Premises	$11.00	$130,969.86
	350 Fourth Floor Premises		$489,914.54
	350 Fifth Floor Premises		$489,914.54
	350 Sixth Floor Premises		$486,291.11
	390 First Floor Premises		$182,024.13
	390 Second Floor Premises		$191,121.61
November 1, 2010 to February 15, 2012	340 First Floor Premises	$6.00	$75,836.22
	340 Mezzanine Premises		$56,498.50
February 16, 2012 to February 15, 2013	340 First Floor Premises	$10.97	$138,646.07
	340 Mezzanine Premises		$103,292.28
February 16, 2013 to February 15, 2016	340 First Floor Premises	$6.00	$75,836.22
	340 Mezzanine Premises		$56,498.50

April 1, 2011 to February 15, 2012	390 Fitness Premises	$8.00	$55,656.78
February 16, 2012 to February 15, 2013	390 Fitness Premises	$12.97	$90,229.26
February 16, 2013 to February 15, 2016	390 Fitness Premises	$8.00	$55,656.78

(herein called the “Annual Rent”). The Annual Rent will be adjusted proportionately for any lease year which is other than twelve months. All monetary amounts payable under this Lease shall be in Canadian dollars. The parties agree that the net rental rates for the period February 16, 2012 to February 15, 2013 shall be adjusted based on the certification of the Leased Premises.

3.01	MONTHLY RENT

The Annual Rent shall be payable in equal monthly installments (hereinafter called the “Monthly Rent”) in advance on the first day of each calendar month during the Term. If the Term commences on any day other than the first (1st) or ends on any day other than the last of a calendar month, rent for the fraction of a month at the commencement and at the end of the Term shall be prorated at a rate per day equal to 1/365th of the Annual Rent payable. The Annual Rent and the Monthly Rent may be varied based on the actual area of the Leased Premises and Building as certified by the Landlord.

3.02	ADDITIONAL RENT

(a)

The Tenant covenants to pay as additional rent all sums to be paid to the Landlord hereunder including, without limiting the generality of the foregoing, all tax on the Tenant’s leasehold improvements, Harmonized Sales Tax and the Tenant’s Proportionate Share of the Tax, Capital Tax, Landlord’s Business Tax and Operating Costs, and the cost of all Landlord approved Tenant specific additional services requested in writing by the Tenant (herein called “Additional Rent”). The parties acknowledge that Capital Tax has been eliminated, and that reference to Capital Tax in this Lease shall remain in the event such a tax is reinstated; and

(b)

The Additional Rent for the year 2011 is estimated at: (i) Nine Dollars and Forty-Seven Cents ($9.47) per rentable square foot per annum for the premises located in the 350 Building, (ii) Thirteen Dollars and Ninety-Cents ($13.90) per rentable square foot per annum for the premises located in the 390 Building, and (iii) Seven Dollars and Ninety-Eight Cents ($7.98) per rentable square foot per annum for the premises located in the 340 Building.

3.03	ESTIMATED ADDITIONAL RENTALS

(a)

During the Term, the Tenant shall pay to the Landlord monthly in advance on the 1st day of each and every month during the Term, one twelfth (1/12) of the amount of such annual Additional Rent as reasonably estimated by the Landlord to be due from the Tenant. Such estimates may be adjusted no more than once per year by the Landlord and shall be adjusted at the end of each calendar year, and the Tenant shall pay to the Landlord monthly installments of Additional Rent according to such estimates, as so adjusted.

(b)

On or before April 1st of any year, the Landlord shall prepare a statement based on actuals received for the previous year (the “Statement”) and provide same to the Tenant. The Landlord agrees to cooperate with the Tenant and provide explanations for any queries the Tenant may have in relation to the Statement, and if necessary, provide the Tenant with backup documentation with respect thereto.

3.04	DEFICIENCY OF ADDITIONAL RENT

If the aggregate amount of such estimated Additional Rent payments made by the Tenant in any year should be less than the actual Additional Rent due for such year, then the Tenant shall pay to the Landlord as Additional Rent within ten (10) days after Tenant’s receipt of notice thereof from the Landlord of the amount of such deficiency.

3.05	EXCESS OF ADDITIONAL RENTAL INSTALLMENTS

If the aggregate amount of such estimated Additional Rent payments made by the Tenant in any year of the Term should be greater than the actual Additional Rent due for such year, then should the Tenant not be otherwise in material default hereunder, the amount of such excess will be applied by the Landlord to the next succeeding installments of such Additional Rent due hereunder; and if there be any such excess for the last year of the Term, the amount thereof will be refunded by the Landlord to the Tenant within thirty (30) days after the completion of the Landlord’s year end review, provided the Tenant is not otherwise in material default under the terms of this Lease.

3.06	PRO RATING OF ADDITIONAL RENT

If only part of any calendar year is included within the Term, the amount of the Additional Rent payable by the Tenant for such partial year shall be prorated based on the number of days in the calendar year and shall be based upon the estimates made by the Landlord and upon a final determination of such Additional Rent, the amount remaining unpaid at the termination of this Lease shall, notwithstanding such termination, be adjusted and paid within a reasonable time thereafter.

3.07	PREPAYMENT OF ADDITIONAL RENT—Intentionally Deleted.

3.08	DISPUTE AS TO AMOUNT OF ADDITIONAL RENT

In the event of any dispute by the Tenant as to the amount of any Additional Rent claimed by the Landlord or the amount of the Tenant’s Proportionate Share thereof, the opinion of the Landlord’s third party auditors shall be conclusive and binding as to the amount thereof for any period to which the opinion relates unless shown to be erroneous in some substantive respect.

3.09	PAYMENT

Direct Deposit: The Tenant shall have the monthly payments due by the Tenant under this Lease deposited directly to the Landlord’s bank account. The Tenant agrees that it is responsible for paying service fees and any other charges in connection with this system and shall pay these fees following receipt of the Landlord’s invoice for same, together with proof of the fees charged. The parties agree to co-operate in executing whatever forms are required to activate the direct deposit of such payments. If the Landlord or the Tenant changes its bank or financial institution, it must immediately notify the other party in writing so that the Tenant can ensure that such payments by direct deposit are received by Landlord so that there is no gap in the continuity of payments to the Landlord.

3.10	ADVANCE RENTAL—Intentionally deleted.

3.11	MANNER AND PLACE OF PAYMENT OF RENT

All rent shall, until further written notice is received from the Landlord, be paid by the Tenant without any prior demand therefor to Kanata Research Park Corporation at its principal office located at 555 Legget Drive, Suite 206, Ottawa, Ontario, Canada K2K 2X3, or at such other place in Canada as Kanata Research Park Corporation may designate in writing from time to time, and shall be payable in lawful money of Canada. The Landlord agrees that payments made to Kanata Research Park Corporation pursuant to this Lease shall be deemed to be payments made to the Landlord and the Tenant shall not be required to see to the application thereof.

3.12	DEFAULT

Any sums received by the Landlord from or for the account of the Tenant when the Tenant is in default hereunder may be applied at the Landlord’s option to the satisfaction, in whole or part, of any of the obligations of the Tenant then due hereunder in such manner as the Landlord sees fit, and regardless of any designation or instructions of the Tenant to the contrary. If Landlord applies sum in a manner different to any designation or instructions given by the Tenant, it shall promptly advise the Tenant.

3.13	ACCRUAL OF RENT

Rent shall be considered as annual and accruing from day-to-day, and where it becomes necessary for any reason to calculate such rent for an irregular period of less than one (1) year an appropriate apportionment and adjustment shall be made. Where the calculation of any Additional Rent is not made until after the termination of this Lease, the obligation of the Tenant to pay such Additional Rent shall survive the termination of this Lease and such amounts shall be payable by the Tenant upon demand by the Landlord.

3.14	NET LEASE

The Tenant acknowledges and agrees that it is intended that this Lease shall be a completely carefree net lease for the Landlord and that the Landlord shall not be responsible during the Term for any costs, charges, expenses or outlays of any nature whatsoever arising from or relating to the Leased Premises, whether foreseen or unforeseen and whether or not within the contemplation of the parties at the commencement of the Term except as shall be otherwise expressly provided for in this Lease and other than Income Tax due by the Landlord, the Tenant shall be responsible for any business transfer tax, value added tax, multi stage sales tax, goods and services tax, harmonized sales tax, or any other tax or levy on rental income paid pursuant to this Lease that may be charged, levied or assessed by any government or other applicable taxing authority against the Landlord whether known as a harmonized sales tax or any other name (“Harmonized Sales Tax” or “HST”).

ARTICLE 4

TENANT’S BUSINESS TAX

4.00

If levied in the province in which the Building is situate, in each and every year during the Term, the Tenant covenants to pay and discharge prior to the same becoming due and payable, all taxes, rates, duties and assessments and other charges that may be levied, rated, charged or assessed against or in respect of the Tenant’s or other occupant’s use and occupancy of the Leased Premises, or in respect of the Tenant’s or other occupant’s leasehold improvements, equipment, machinery, trade fixtures and facilities situate or installed on or in the Leased Premises and every tax and license fee in respect of any and every business carried on in the Leased Premises or in respect of the use or occupancy thereof by the Tenant (and any and every subtenant, licensee or occupant thereof) whether such taxes, rates, duties, assessments and license fees are charged by any municipal, parliamentary, school or other body during the term hereby demised. The Tenant will indemnify and keep indemnified the Landlord from and against payment of all loss, costs, charges and expenses occasioned by, or arising from any and all such taxes, rates, duties, assessments, license fees, and any and all taxes which may in future be levied or charged in lieu of such taxes; and any such loss, costs, charges and expenses suffered by the Landlord may be collected by the Landlord as rent with all rights of distress and otherwise as reserved to the Landlord in respect of rent in arrears. The Tenant further covenants and agrees that upon written request of the Landlord, the Tenant will promptly deliver to the Landlord for inspection receipts for payment of all such taxes, rates, duties, assessments, license fees and other charges in respect of all improvements, equipment and facilities of the Tenant on or in the Leased Premises or in respect of any business carried on in the Leased Premises which were due and payable up to one (1) month prior to such request.

4.01	LANDLORD’S BUSINESS TAX

In the event that there are any taxes, rates, duties, assessments or charges levied, rated, charged or assessed against the Landlord by any municipal or other governmental authority with respect to the Landlord’s use or occupancy of any part of the Building or the Lands which the Tenant is entitled to use in common with other persons or with respect to any other part of the Building which the Landlord uses or occupies for the purpose of supplying services to the Leased Premises (such taxes, rates, duties, assessments or charges hereinafter called the “Landlord’s Business Tax”), then it is agreed that in addition to all other sums, the Tenant is required to pay pursuant to this Lease, the Tenant shall pay to the Landlord as Additional Rent, the Tenant’s Proportionate Share of such Landlord’s Business Tax.

4.02	TAX ON TENANT’S LEASEHOLD IMPROVEMENTS

The Tenant shall pay to the Landlord as Additional Rent, in respect of each applicable tax year, an amount equal to that portion of the Tax for such tax year, as determined by the Landlord, which may reasonably be regarded as being attributable to the fixtures, improvements, installations, alterations, additions and equipment from time to time made, erected or installed by or on behalf of the Tenant in the Leased Premises.

4.03	PROPERTY TAX

“Tax” in this Lease means an amount equivalent to all taxes, rates, duties, levies and assessments whatsoever levied, rated, charged or assessed by any municipal, parliamentary, educational, school or other governmental authority charged upon the Building, the Lands, the property and all improvements now or hereafter appurtenant thereto or upon the Landlord on account thereof including all taxes, rates, duties, levies and assessments for local improvements and including any tax which has been attracted by the Tenant’s leasehold improvements and equipment and for which the Tenant is responsible hereunder and excluding any portion of Tax payable solely by any other tenant and excluding any Tax charged against or applicable to the other office buildings constructed on the Lands and the parking spaces (excluding visitor parking) applicable to such buildings and excluding such taxes as corporate income, capital gains, profits or excess profits, taxes assessed upon the income of the Landlord, and shall also include any and all taxes which may in future be levied in lieu of Tax as hereinbefore defined.

4.04	ALLOCATION OF TAX

If the Tax or any portion thereof that may be payable by the Tenant by reason of this Lease, depends upon an assessment or an approximation of an assessment which has not been made by the taxing authority or authorities having jurisdiction, the Landlord, acting reasonably shall determine the same; any such determination made by the Landlord shall be binding upon the Tenant unless shown to be unreasonable or erroneous in some substantial respect. The Landlord shall have the right from time to time to reasonably allocate and re allocate Taxes not charged separately to the various buildings (including the Building) and the parking garages located on the Lands.

4.05	SEPARATE SCHOOL TAXES

If the Tenant or any subtenant or licensee of the Tenant or any occupant of the Leased Premises shall elect to have the Leased Premises or any part thereof assessed for separate school taxes, the Tenant shall pay to the Landlord, as Additional Rent, as soon as the amount of the separate school taxes is ascertained, any amount by which the amount of separate school taxes exceeds the amount which would have been payable for Tax had such election not been made, and if the Tenant or any subtenant or licensee of the Tenant shall elect to have the Leased Premises or any part thereof assessed for separate school taxes as aforesaid, and if such separate school taxes are less than the taxes which would have been payable for school taxes had such election not been made, then and in that event, the Tenant shall be entitled to deduct from the rent for the first month of the year following which such taxes were payable, the amount by which the separate school taxes were less than the amount which would have been payable for school taxes in the year prior to such month.

4.06	TAX APPEAL

Any reasonable expense incurred by the Landlord in obtaining or attempting to obtain a reduction in the amount of the Tax or the assessment upon which the Tax may be based, shall be added to and included in the amount of the Tax, and if the Tenant shall have paid its Proportionate Share of the Tax and the Landlord shall thereafter receive a refund of any portion of the Tax, the Landlord shall make an appropriate refund to the Tenant.

4.07	CAPITAL TAX

“Capital Tax” means the tax or excise imposed or capable of being imposed upon the Landlord by any government authority having jurisdiction which is measured or based in whole or in part upon the taxable capital employed by the Landlord, which said taxable capital shall be deemed to be the cost to the Landlord of said Building and Lands computed as if the amount of such tax were that amount due if the Building and the Lands were the only property of the Landlord, the Landlord was entitled to no capital deduction, investment allowance or any other deduction whatsoever. For the purpose of this paragraph, the Term “investment allowance” and “capital deduction” shall be defined by reference to the applicable taxing statute.

ARTICLE 5

OPERATING COSTS

5.00

“Operating Costs” in this Lease means, without duplication, the total charges, expenses, costs, fees, rentals, disbursements or outlays incurred, accrued, paid, payable or attributable, whether by the Landlord or others on behalf of the Landlord (costs of services and/or supplies provided by persons/companies not dealing at arm’s length with the Landlord shall be competitive, and the Landlord shall not act in an unreasonable or arbitrary manner in incurring and allocating Operating Costs), for complete repair, replacement, maintenance, operation, cleaning and management of the Building, Lands and all the improvements thereon and the components of each of them (herein collectively called the “Property”) such as are in keeping with maintaining the standard of a first class commercial Property so as to give it high character and distinction, including, without limiting the generality of the foregoing, the following:

(a)

the cost of all repairs, replacements, improvements, alterations and equipment required for such operation and maintenance (save and except major repairs, replacements, improvements, alterations and equipment acquired which will be amortized as per generally accepted accounting principles (GAAP));

(b)

the annual amortization and interest, calculated at the Prime Rate plus two percent (2%) per annum, on the undepreciated or unamortized balance of the cost of all major repairs, replacements, improvements, alterations and equipment acquired which are being amortized as per generally accepted accounting principles (GAAP);

(c)	the cost of maintaining and repairing the heating, air-conditioning, ventilation and mechanical systems equipment;

(d)

the cost of upgrades to the electrical system, including shut downs and provision of temporary and alternate electrical power if available, air conditioning, ventilating and mechanical systems and equipment in the Building;

(e)	the cost of operating and maintaining any elevators, (including the cost of service contracts);

(f)	the costs of providing hot and cold water;

(g)	the costs of providing electricity not otherwise chargeable to tenants;

(h)	the costs of all fuel, gas and steam used in heating, ventilating and air conditioning;

(i)	the cost of energy conservation devices or equipment, conservation plans and programs;

(j)	the cost of snow removal;

(k)	the cost of landscape maintenance including the cost of replacing any landscaping on the Lands;

(l)	the cost of window cleaning;

(m)	the cost of insurance premiums for fire, casualty, liability, rental and any other insurance coverage maintained by the Landlord in connection with the Property;

(n)	telephone and other utility costs;

(o)

the amount paid or payable for all salaries, wages and benefits and other payments paid to or on behalf of persons engaged in the cleaning, supervision, maintenance and repair of the Property (including wages of the on site Property Manager) such amounts to be apportioned if such person’s time is also spent on other properties;

(p)	the cost of accounting services necessary to prepare the statements and opinions for the tenants and to compute the rents and other charges payable by the tenants of the Building;

(q)	the cost of providing security services;

(r)	the cost of garbage or refuse removal from the Building not otherwise chargeable to tenants;

(s)	the cost of repair and maintenance of the roadways, curbs, paving, walkways, pools, landscaping, lighting and other common facilities and outside areas;

(t)	cost of services provided for the common use of the tenants;

(u)	cost of replacing machinery or equipment which by its nature requires periodic replacement;

(v)	the cost of the fair rental value of space in the Building occupied by the Landlord, its manager and/or personnel for property management purposes but excluding Landlord’s general offices;

(w)	building management fees or an administrative fee, being a percentage of Additional Rent (which shall not exceed ten percent (10%);

(x)	the cost of service contracts with independent contractors and all other expenses, paid or payable by the Landlord in connection with the operation of the Property.

Operating Costs shall not include:

(y)	interest on, and the capital retirement of, debt except as specifically provided in subparagraphs 5.00(a) and 5.00(b) above;

(z)	retirement of any debt;

(aa)	any amounts directly chargeable by the Landlord to any tenant or tenants of the Building; and

(bb)	the cost of any repairs paid for by insurance proceeds or for which the Landlord was reimbursed by insurance proceeds;

(cc)

fees, costs or commissions incurred in leasing the Building and the cost of installing, operating and maintaining any specialty service for which the Tenant does not enjoy equal benefit with the other occupants of the building, such as by way of example, a daycare, athletic or recreational club;

(dd)	the cost of repairing latent defects in the Building and parking facilities;

(ee)	the cost of structural repairs of the Building including the Leased Premises (including foundation, concrete floor, and structural frame);

(ff)

all fines, suits, claims, demands, costs, charges and expenses for which the Landlord is liable by reason of the negligent or willful act or omission of the Landlord, or those for whom it is in law responsible; and

(gg)	ground rents, if any.

5.01	ALLOCATION OF OPERATING COSTS

In determining the Operating Costs attributable to the Building, the Landlord shall have the right from time to time to reasonably allocate and re allocate such Operating Costs which represent operating costs incurred for facilities or services shared by the Building and such other buildings as are owned or operated by the Landlord and which are not charged or allocated separately against the Building and any such other building or buildings. Any such determination made by the Landlord shall be binding upon the Tenant unless shown to be unreasonable or erroneous in some substantive respect.

5.02	FULL OCCUPANCY

If in any year the Building has not been fully occupied for the whole year, the amount of the Operating Costs for such year may be adjusted by the Landlord, acting reasonably, to an amount which reflects what the amount of the Operating Costs would be if the Building had been fully occupied for the whole year.

5.03	USE OF ELECTRICITY

The Landlord will provide and permit the Tenant to use the electricity, domestic water, sewage disposal and other utility services serving the Building in such quantities as the Landlord from time to time determines to constitute normal use for tenants in the Building. The Landlord reserves the right to shut down electrical power to the Building, or any part thereof, by reason of any accidents, repairs, alterations, additions and/or improvements, subject to prior written notice to the Tenant, save and except in the event of an emergency, and the Landlord shall not be liable for any direct, indirect or consequential costs and/or damages due to such shut down. The Tenant shall not overload the capacity of any such service. The Tenant shall not bring on the Leased Premises any installations, appliances or business machines which are likely to consume significant amounts of electricity or other utilities or which require special venting without the prior written consent of the Landlord. The Landlord acknowledges that Tenant’s existing equipment, particularly, in the 350 Building and the 390 Building, have greater than normal electricity requirements, which may be subject to supplemental charges, and Landlord consents to all of Tenant’s existing equipment and agrees Tenant shall be entitled to retain same (or similar replacement equipment) throughout the Term. The Tenant shall not engage any person to provide any utility service to the Leased Premises. In order to ensure that such capacity is not exceeded and to avert possible adverse effect upon the Building’s electrical service, the Tenant shall not, without the Landlord’s prior written consent in each instance, connect any additional fixtures, appliances or equipment (other than normal office electrical fixtures, lamps, computers and similar small office machines) to the Building’s electric distribution system or make any alteration or addition to the electrical system of the Leased Premises existing at the commencement of the Term. If the Landlord grants such consent, the cost of all additional risers and other equipment required therefor, together with all costs associated with shut downs and the provision of auxillary electrical power, shall be paid as Additional Rent by the Tenant to the Landlord upon demand. As a condition to granting such consent, the Landlord may require the Tenant to agree to pay an increase in the Additional Rent for Operating Costs by an amount which will reasonably reflect the increased cost of the Landlord of the additional electrical services to be furnished to the Leased Premises by the Landlord.

5.04	METERS

The Tenant covenants to pay for the cost of any additional metering which may be required by the Landlord to be installed in the Building for the purpose of determining the amount of electricity, gas, water and/or cooling consumed by the Tenant in the Leased Premises.

ARTICLE 6

ASSIGNING OR SUBLETTING

6.00

Except to Permitted Transfers (as defined in clause 1.01(d) of this Lease), the Tenant covenants that it will not assign or sublet the Leased Premises or any part thereof without the prior written consent of the Landlord, which consent shall not be unreasonably withheld or delayed, save and except in the event of any of the following, in which case the Landlord may arbitrarily withhold its consent:

(a)

an assignment or sublet of the whole of the Leased Premises, the terms of which have a net present value that are more than the net present value of the terms of the Lease, or the terms then generally being offered to prospective tenants (not including the value of initial leasehold improvements, leasing commissions or inducements of any kind under the Lease), and if the Landlord consents to such assignment or sublet, the Tenant shall pay the increased value to the Landlord as Additional Rent. It shall be unreasonable for the Landlord to withhold its consent to a subletting of the whole of the Leased premises if the proposed subtenant is of such financial standing and operational responsibility as to give reasonable assurance of the payment of all rental and other amounts reserved in this Lease and compliance with all of the terms, covenants, provisions and conditions of this Lease.

(b)

where the assignee or subtenant is a prospective tenant with whom the Landlord has provided an offer for the lease of premises within the Landlord’s portfolio and the offer’s irrevocable date has not lapsed and negotiations are ongoing with the prospective tenant.

6.01	REQUEST TO ASSIGN OR SUBLET

If the Tenant requests the Landlord’s consent to an assignment of this Lease or to a subletting of the whole or any part of the Leased Premises, the Tenant shall submit to the Landlord the name and address of the proposed assignee or subtenant together with a copy of an offer or agreement to assign or sublet or the sublease or assignment and such additional information as to the nature of its business and its financial responsibility and standing (including financial statements) as the Landlord may reasonably require (“required information”).

6.02	LANDLORD’S RIGHT TO CANCEL

Upon receipt of such request and the required information from the Tenant, the Landlord shall have the right, exercisable in writing within five (5) business days after such receipt, to cancel and terminate this Lease if the request is to assign this Lease, or to sublet all of the Leased Premises, or, if the request is to sublet a portion of the Leased Premises only, save and except if the request to sublet is for short term subtenants that do not have an expiry date coterminous with the Term, to cancel and terminate this Lease with respect to such portion, in each case as of the date set forth in the Landlord’s notice of exercise of right (“Landlord’s notice of termination”), which shall be neither less than sixty (60) days nor more than one hundred and twenty (120) days following the delivery of the Landlord’s notice of termination. If the Landlord shall exercise such right, the Tenant shall have the option to: (1) surrender possession of the entire Leased Premises, or the portion which is the subject of the right, as the case may be, on the date set forth in the Landlord’s notice of termination in accordance with the provisions of this Lease relating to the surrender of the Leased Premises at the expiration of the Term, or (2) retract the request to assign or sublet. In the event that the Landlord shall not exercise the right to cancel this Lease, then the Landlord’s consent to any such request to assign or sublet shall not be unreasonably withheld. For greater certainty, Landlord’s right to cancel does not apply to Permitted Transfers.

6.03	ASSIGNMENT AGREEMENT

The Landlord’s consent to any assignment may be conditional upon the assignee entering into an assignment in form and content satisfactory to the Landlord, to perform, observe and keep each and every covenant, condition and agreement in this Lease on the part of the Tenant to be performed, observed and kept including the payment of rent and all other sums and payments agreed to be paid or payable under this Lease on the days and times and in the manner specified.

6.04	CONSENT NOT TO RELEASE TENANT

In no event shall any assignment or sublet to which the Landlord may have consented release or relieve the Tenant from its obligations fully to perform all the terms, covenants and conditions of this Lease to be performed.

6.05	CHANGE IN CORPORATE CONTROL

If the Tenant is a corporation, or if this Lease, with the written consent of the Landlord, is assigned to a corporation, and if at any time during the Term any part or all of the corporate shares or voting rights of shareholders shall be transferred (except to Permitted Transfers) by sale, assignment, bequest, inheritance, trust, operation of law or other disposition, or treasury shares be issued, so as to result in a change in the control of such corporation by the person or persons now owning a majority of the corporate shares thereof, the Landlord may terminate this Lease at any time after such change in control by giving the Tenant thirty (30) days prior written notice of such termination. The Tenant shall, at the request of the Landlord, make available to the Landlord for inspection or copying, or both, the books and records of the Tenant which, alone or with other data, show the applicability or inapplicability of this paragraph. The Landlord agrees that the provisions of this clause 6.05 shall not apply if: (1) the shares of the Tenant are traded on a publicly regulated stock exchange in Canada or the United States of America and widely held; or (2) the shares of the Tenant are being made available as part of a public offering of securities and will comply with subsection (1), and prior to or so soon as reasonably possible after any such change of control to the Tenant, the Landlord receives assurances satisfactory to the Landlord that there will be continuity of the existing management of the Tenant and of its business practices and policies, notwithstanding any such change of control.

6.06	NOTICE OF CHANGE OF CONTROL

Where there is a change in corporate control of the Tenant, the Tenant shall forthwith so advise the Landlord in writing.

6.07	COST OF CONSENT

The Tenant further agrees that prior to any consent for assignment, subletting or change in control being effective and binding upon the Landlord, the Tenant shall pay to the Landlord on demand the Landlord’s reasonable costs (including the Landlord’s own administrative costs) incurred in connection with the Tenant’s request for such consent.

ARTICLE 7

TENANT’S COVENANTS

7.00	The Tenant further covenants with the Landlord as follows:

7.01	TENANT REPAIRS

To repair, maintain and keep the Leased Premises and all trade fixtures and improvements therein in good and substantial repair subject only to defects in construction of the structural members of the Building and subject to the Landlord’s repairs set out in Section 8.04, reasonable wear and tear and damage by fire, lightning and tempest or other casualty against which the Landlord is required to be insured or is otherwise insured (herein collectively referred to as “Tenant Repair Exceptions”); and that the Landlord may enter and view state of repair (on twenty-four (24) hours’ advance notice and accompanied by a representative of the Tenant, if available (except in the case of an emergency), and that the Tenant will repair according to notice in writing, except for Tenant Repair Exceptions and that the Tenant will leave the Leased Premises in good repair, except for Tenant Repair Exceptions. Notwithstanding anything hereinbefore contained, the Landlord may in any event, upon reasonable prior notice to the Tenant (except in the case of an emergency), make repairs to the Leased Premises if such repairs are, in the Landlord’s opinion, necessary for the protection of the Building and the Tenant covenants and agrees with the Landlord that if the Landlord exercises any such option to repair, the Tenant will pay to the Landlord together with the next installment of Monthly Rent which shall become due after the exercise of such option all sums which the Landlord shall have expended in making such repairs and that such sums, if not so paid within such time, shall be recoverable from the Tenant as rent in arrears. Provided further that in the event that the Landlord from time to time makes any repairs as hereinbefore provided, the Tenant shall not be deemed to have been relieved from the obligation to repair and leave the Leased Premises in a good state of repair. Notwithstanding the above, no notice is required to be given by the Landlord to the Tenant for day-to-day repairs and maintenance performed, coordinated and/or contracted by the Landlord’s onsite personnel. A list of preferred contractors, as updated from time to time, shall be provided to the Tenant together with a list of additional contractors, including their names and contact information, used for day-to-day maintenance and repairs.

7.02	RULES AND REGULATIONS

That the Tenant and its employees and all persons visiting or doing business with the Tenant on the Leased Premises shall be bound by and shall observe rules and regulations annexed hereto or as may hereafter be reasonably set by the Landlord of which notice in writing shall be given to the Tenant and upon such notice being delivered all such rules and regulations shall be deemed to be incorporated into and form part of this Lease.

7.03	USE OF PREMISES

The Leased Premises may be used for general office, head office, data centre, lab purposes, warehousing, shipping and receiving and fitness centre.

7.04	INCREASE IN INSURANCE PREMIUMS

That it will not keep, use, sell or offer for sale in or upon the Leased Premises any article which may be prohibited by any insurance policy in force from time to time covering the Building including any regulations made by any fire insurance underwriters applicable to such policies. In the event the Tenant’s occupancy or conduct or business in, or on the Leased Premises, whether or not the Landlord has consented to the same, results in any increase in premiums for the insurance carried from time to time by the Landlord with respect to the Building, the Tenant shall pay any such increase in premiums as Additional Rent within ten (10) days after bills for such additional premiums shall be rendered by the Landlord. In determining whether increased premiums are a result of the Tenant’s use or occupancy of the Leased Premises, a schedule issued by the organization computing the insurance rate on the Building showing the various components of such rate, shall be conclusive evidence of the several items and charges which make up such rate. The Tenant shall promptly comply with all reasonable requirements of the insurance authority or of any insurer now or hereafter in effect relating to the Leased Premises.

7.05	CANCELLATION OF INSURANCE

If any policy of insurance upon the Building or any part thereof or upon the Lands or any part thereof shall be cancelled or rendered voidable by the insurer by reason of any act, omission or occupation of the Leased Premises or any part thereof by the Tenant, any assignee or subtenant of the Tenant or by anyone permitted by the Tenant to be upon the Leased Premises, and the Tenant, after receipt of notice from the Landlord, shall have failed to immediately reinstate such insurance policies or avoid cancellation of such insurance policies, the Landlord may at its option determine this Lease forthwith by leaving upon the Leased Premises notice in writing of its intention so to do and thereupon rent and any other payments for which the Tenant is liable under this Lease shall be apportioned and paid in full to the date of such determination and the Tenant shall immediately deliver up possession of the Leased Premises to the Landlord and the Landlord may re enter and take possession of the same or the Landlord shall pay any increased cost of such insurance and the Tenant shall pay as Additional Rent, on demand, the amount by which the premiums for such insurance are so increased.

7.06	OBSERVANCE OF LAW

To comply promptly at its own expense with all provisions of law including without limitation, federal and provincial legislative enactments, building by laws, and any other governmental or municipal regulations which relate to the partitioning, equipment (all electrical equipment must be CSA or ULA approved), operation and use of the Leased Premises, and to the making of any repairs, replacements, alterations, additions, changes, substitutions or improvements of or to the Leased Premises. And to comply with all police, fire and sanitary regulations imposed by any federal, provincial or municipal authorities or made by fire insurance underwriters, and to observe and obey all governmental and municipal regulations and other requirements governing the conduct of any business conducted in the Leased Premises. Provided that in default of the Tenant so complying the Landlord may at its option where possible comply with any such requirement and the cost of such compliance shall be payable on demand by the Tenant to the Landlord as Additional Rent.

7.07	WASTE AND OVERLOADING OF FLOORS

Not to do or suffer any waste or damage, disfiguration or injury to the Leased Premises or the fixtures and equipment thereof or permit or suffer any overloading of the floors thereof; and not to place therein any safe, heavy business machine or other heavy thing without first obtaining the consent in writing of the Landlord; and not to use or permit to be used any part of the Leased Premises for any dangerous, noxious or offensive trade or business and not to cause or permit any nuisance in, at or on the Leased Premises; and without the prior consent in writing of the Landlord, the Tenant will not bring onto or use in the Leased Premises or permit any person subject to the Tenant to bring onto or use on the Leased Premises any fuel or combustible material for heating, lighting or cooking nor will it allow onto the Leased Premises any stove, burner, kettle, apparatus or appliance for utilizing the same and the Tenant will not purchase, acquire or use electrical current or gas for consumption on the Leased Premises except from such supplier thereof as shall have been approved in writing by the Landlord. Notwithstanding the foregoing, the Landlord consents to the Tenant’s existing use of Leased Premises, as at the date hereof.

7.08	INSPECTION

To permit the Landlord, its servants or agents to enter upon the Leased Premises at any time and from time to time (on twenty-four (24) hours’ advance notice, and accompanied by a representative of the Tenant, if available, except in the case of an emergency) for the purpose of inspection and of making repairs, alterations or improvements to the Leased Premises, or to the Building, and the Tenant shall not be entitled to compensation for any inconvenience, nuisance or discomfort occasioned thereby. For clarification purposes, the Landlord is not required to provide notice to the Tenant for access to the Leased Premises and/or Building for day-to-day management and operation of the Building (including roof access via the Leased Premises). The Landlord, its servants or agents may at any time and from time to time enter upon the Leased Premises (on twenty-four (24) hours’ advance notice, except in the case of an emergency) to remove any article or remedy any condition which, in the opinion of the Landlord, reasonably arrived at, would be likely to lead to cancellation of any policy of insurance and such entry by the Landlord shall not be deemed to be a re entry. Notwithstanding the above, no notice is required to be given by the Landlord to the Tenant for day-to-day repairs and maintenance performed, coordinated and/or contracted by the Landlord’s onsite personnel.

7.09	INDEMNITY TO LANDLORD

To promptly indemnify and save and hold harmless the Landlord for any and all liabilities, damages, costs, claims, suits or actions of any nature or kind including the full cost and expenses to the Landlord payable on demand in resisting or defending the same to which the Landlord shall or may become liable or suffer arising out of or by reason of:

(a)	any breach, violation or non performance by the Tenant of any of its covenants and obligations under this Lease;

(b)

any damage to property while said property shall be in or about the Leased Premises including the systems, furnishings and amenities thereof, as a result of the negligence, misuse or willful act of the Tenant, its express or implied invitees, licensees, agents, servants or employees; and

(c)	any injury to any invitee, licensee, agent, servant or employee of the Tenant, including death resulting at any time therefrom, occurring on or about the Leased Premises, the Property or the Lands;

and this indemnity shall survive the expiry or sooner determination of this Lease.

7.09A	INDEMNITY TO TENANT

Notwithstanding anything in this Lease to the contrary, neither the Tenant nor any of its permitted subtenants or licensees shall be liable for any loss or damage for which the Landlord is insured or required to be insured pursuant to Section 8.07. The Landlord shall indemnify the Tenant against and from all losses, costs, claims, or damages in respect of any injury, loss or damage to the extent caused by an act or omission of the Landlord or those for whom the Landlord is law responsible, or any breach by the Landlord of any provision of this Lease. The Tenant shall not be liable for any indirect or consequential damage of any type, or for damages for personal discomfort or illness of the Landlord, its officers, directors, employees, contractors, invitees, clients customers or other persons.

7.10	DAMAGE BY TENANT

That if the Building, including the Leased Premises, the elevators, boilers, engines, pipes and other apparatus (or any of them) used for the purpose of heating, ventilating or air conditioning the Building or operating the elevators, or if the water pipes, drainage pipes, electric lighting or other equipment of the Building or the roof or outside walls or other parts of the Building will not function properly or become damaged or destroyed through the negligence, carelessness or misuse of the Tenant, or of any of its invitees, licensees, agents, servants, employees, clients, customers or contractors, or through it or them in any way stopping up or injuring any heating, ventilating or air conditioning apparatus, elevators, water pipes, drainage pipes or other equipment or parts of the Building, the expense of the necessary repairs, replacements or alterations shall be borne by the Tenant and paid forthwith on demand to the Landlord as Additional Rent.

7.11	TENANT INSURANCE

(a)	To maintain in force during currency of this Lease at the Tenant’s expense insurance policies to cover the following:

(i)

comprehensive general liability insurance with limits of not less than Ten Million Dollars ($10,000,000.00) (including bodily injury and property damage, tenant’s legal liability, cross liability and contractual liability) to cover all responsibilities assumed by the Tenant with respect to the use or occupancy of and the business carried on, in or from the Leased Premises, in amounts acceptable to the Landlord;

(ii)	all risk insurance covering leasehold improvements made or installed by or on behalf of the Tenant in an amount equal to the full replacement value thereof; and

(iii)

any other insurance that the Landlord (or the Landlord’s mortgagee, if any) may reasonably require from time to time in form and amounts and for insurance risks against which a prudent Tenant would protect itself;

(b)

That all Tenant’s insurance required hereunder shall be with insurers and upon terms and conditions satisfactory to the Landlord. Copies of certificates evidencing the insurance or its renewal shall be delivered to the Landlord at the Landlord’s request;

(c)

That all policies of insurance to be maintained by the Tenant shall, in the case of general liability insurance, include the Landlord (and, where applicable, the Landlord’s mortgagee) as additional insured and, in the case of all other insurance coverage, contain a waiver by the insurer and Tenant of any rights of subrogation or indemnity or any other claim to which the insurer might otherwise be entitled against the Landlord (and mortgagee) or the agents or employees of the Landlord. All such insurance policies shall also contain a provision prohibiting the insurer from cancelling and/or materially altering the insurance coverage without first giving the Landlord thirty (30) days prior written notice thereof;

(d)

That if the Tenant fails to take out or maintain in force such insurance, the Landlord may take out the necessary insurance and pay the premium therefor, and the Tenant shall pay to the Landlord the amount of such premium, plus a fifteen percent (15%) administrative fee, immediately on demand as Additional Rent, and

(e)

That if both the Landlord and the Tenant have claims to be indemnified under any such insurance, the indemnity shall be applied first to the settlement of the claim of the Landlord and the balance, if any, to the settlement of the claim of the Tenant.

7.12	NO ABATEMENT OF RENT

That there shall be no abatement or reduction of rent and that the Landlord shall not be liable for any damage howsoever caused to property of the Tenant or of any person subject to the Tenant which is in or upon or being brought to or from the Leased Premises or the Building or for personal injury (including death) sustained in any manner by the Tenant or any person subject to the Tenant while the Tenant or any such person is on or upon entering or leaving the Leased Premises or Building unless such property damage or personal injury may have been attributable to fault or neglect on the part of the Landlord or of any person for whom the Landlord is at law responsible, and that the Tenant will indemnify and save harmless the Landlord from and against all claims and demands made against the Landlord by any person for or arising out of any such property damage or personal injury. Notwithstanding the foregoing, the Tenant agrees to provide the Landlord with copies of any and all accident/incident reports, if any, or a written notice summarizing any incident if no report is completed, within twenty-four (24) hours of the Tenant having been made aware of an occurrence of any incident by which someone was injured, there was physical damage to the Leased Premises and/or Building, or a third party, or which could result in a claim.

7.13	EXHIBITING PREMISES

To permit the Landlord or its agents or servants upon reasonable prior notice and accompanied by a representative of the Tenant, if available, to enter and show the Leased Premises, during normal business hours, to prospective purchasers of the Building and may after notice of termination of this Lease has been given or within the last nine (9) months of the Term, enter and show the Leased Premises to prospective tenants and erect signs stating that the premises are “To Let”.

7.14	SIGNAGE

Subject to clause 2 of Schedule “I” attached to this Lease, the Tenant shall not paint, display, inscribe or place any sign, symbol, notice or lettering of any kind anywhere outside the Leased Premises, or within the Leased Premises, so as to be visible from the outside of the Building, or the common areas thereof, with the exception only of an identification sign at the entrance to the Leased Premises (which sign shall be subject to the Landlord’s written approval as to size, design and location). The Landlord acknowledges and agrees that the size and location of all Tenant’s existing signage is acceptable and that Tenant shall be entitled to upgrade or replace existing signage in similar sizes and locations provided same comply with all laws, subject to the Landlord’s prior approval, not to be unreasonably withheld.

7.15	NAME OF BUILDING

Not to refer to the Building by any name other than that designated from time to time by the Landlord and the Tenant shall use the name of the Building for the business address of the Tenant but for no other purpose.

7.16	KEEP TIDY

The Tenant shall keep the Leased Premises clean, orderly and tidy. The Tenant shall keep perishable items properly refrigerated. The Tenant shall deposit all debris, trash and recyclables in appropriate areas, at times and in such manner as the Landlord shall reasonably designate.

7.17	DELIVERIES

The Tenant shall receive, ship, take delivery of and allow and require suppliers or others to deliver or take delivery of merchandise, supplies, fixtures, equipment, furnishings, wares or merchandise only through the loading entrance and other facilities provided for that purpose and at the times set by the Landlord, save and except deliveries made to the Tenant’s exclusive shipping and receiving bay(s) located in the 340 Building and 350 Building.

7.18	NOTICE OF DAMAGE

To notify the Landlord promptly of any damage to or defect in the Leased Premises or the Building or any part thereof including any electrical, plumbing, heating, ventilating, air conditioning, water, sprinkler or gas systems or equipment, or the water pipes, gas pipes, telephone lines or electrical apparatus within or leading to the Leased Premises, and in case of fire to give immediate notice thereof to the Fire Department.

7.19	ALTERATIONS, ETC.

(a)

Subject to item B in Schedule “G”, the Tenant will not make or erect in or to the Leased Premises any installations, alterations, additions or partitions or remove or change the location or style of any installations, alterations, equipment, outlets, piping or wiring relating to the electrical, plumbing, water, gas, air conditioning, heating or ventilating systems without submitting drawings and specifications to the Landlord and obtaining the Landlord’s prior written consent in each instance. The Tenant must further obtain the Landlord’s prior written consent to any change or changes in such drawings and specifications submitted as aforesaid. The Tenant’s request for such consent shall be in writing and accompanied by an adequate description of contemplated work and with appropriate working drawings and specifications thereof. The Landlord’s cost of having its architects and/or engineers examine such drawings and specifications shall be payable by the Tenant. The Landlord requires that any and all work be performed by the Landlord’s contractors and/or professional consultants engaged by the Tenant but in each case only under written contract approved in writing by the Landlord and subject to all reasonable conditions which the Landlord may impose and subject to inspection by and reasonable supervision of the Landlord (including a supervision fee to be paid by the Tenant to the Landlord equal to ten percent (10%) of the total cost of such work). The Landlord may at its option require that only the Landlord’s contractors be engaged for any mechanical, electrical, plumbing, structural or sprinkler work to be done in the Leased Premises. Any work performed by or for the Tenant shall be performed by competent workmen whose labour union affiliations are not incompatible with those of any workmen who may be employed in the Building by the Landlord, its contractors or subcontractors. The Landlord shall, unless the Tenant otherwise agrees, and if time permits, provide the Tenant with a competitive tender process involving a minimum of three (3) bids from each subtrade category, and if time does not permit, the Landlord shall endeavour to obtain competitive market rates. The cost of all such work and of all materials, labour and services involved therein and of all services, necessitated thereby shall be at the sole cost and expense of the Tenant and shall be completed in a good and workmanlike manner and with reasonable diligence in accordance with the description of the work approved by the Landlord. Any such alterations, additions, and fixtures shall, when made or installed, be and become the property of the Landlord without payment being made therefor. Subject to Schedule “I” item 12, any alterations, additions and fixtures installed by or on behalf of the Tenant that are submitted for approval to the Landlord during the Term of the Lease, and any extensions thereof, shall be subject to reinstatement as determined by the Landlord. The Tenant shall deliver to the Landlord, within sixty (60) days of the completion of any leasehold improvements, a complete “as built” set of plans for the Leased Premises, in print and in the electronic format the Landlord designates; and

(b)

If the Tenant replaces any lock in the Leased Premises with a high security device, the Tenant shall on or before determination of this Lease, if requested by the Landlord, replace such high security lock with a lock equal in quality and comparable in design to the original lock and shall surrender to the Landlord all keys, passcodes and access codes to the Leased Premises. The Tenant shall provide keys or passcode access to the Landlord for all areas of the Leased Premises for purposes of emergency maintenance, repair and loss prevention.

7.20	CONSTRUCTION LIENS

The Tenant covenants that it will not suffer or permit during the Term hereof any construction or other liens for work, labour, services or material ordered by it or for the cost of which it may be in any way obligated to attach to the Leased Premises or the Building or the Lands, and that whenever and so often as any such liens shall attach or claims therefor shall be filed, the Tenant shall within twenty (20) days after the Tenant has notice of the claim for lien, procure the discharge thereof by payment or by giving security or in such manner as is or may be required or permitted by law.

7.21	SECURITY—intentionally deleted.

7.22	HAZARDOUS SUBSTANCES

(a)

The Tenant shall not cause or permit any Hazardous Substances to be brought onto, created in, released or discharged from, placed or disposed of, at or near the Leased Premises, Building or Lands other than in full compliance with all Laws (as defined below);

(b)

The Tenant shall not cause or permit to occur any violation of any federal, provincial, municipal or local law, ordinance, or regulation, now or hereinafter enacted (the “Laws”), relating to environmental conditions on, under, at, near or about the Leased Premises, Building or Lands, or relating to the Landlord, the Tenant or the Building, air, soil or ground water condition, including without limitation, the generation, storage or disposal of Hazardous Substances;

(c)

For the purposes of this section, “Hazardous Substances” means any substance, or class of substance or mixture of substances which may be detrimental to the environment, plant or animal life, or human health and includes, without limitation, flammable, explosives, or radioactive materials, asbestos, polychlorinated biphenyls (PCBs), chemicals believed to cause cancer or reproductive toxicity, pollutants, contaminants, hazardous wastes, toxic substances and related materials, petroleum and petroleum products, any substance that, if added to water, may degrade or alter or form part of a process of degradation or alteration of the quality or temperature of that water to the extent that it is detrimental to its use by man or by any animal, fish or plant, and substances declared to be hazardous or toxic under any law or regulation now or hereafter enacted or promulgated by any governmental authority having jurisdiction over the Landlord, the Tenant, the Leased Premises or the Building (the “Authorities”);

(d)	The Tenant shall, at its own expense, comply with the Laws;

(e)	The Tenant shall, at its own expense, make all submissions to, provide all information required by, and comply with all requirements of the Authorities under the Laws;

(f)

The Tenant shall indemnify, defend and hold harmless the Landlord, the Landlord’s mortgagees, any manager of the building, and their respective officers, directors, beneficiaries, shareholders, partners, agents and employees, from all fines, suits, procedures, claims and actions of every kind, and all costs associated therewith (including legal fees on a solicitor and his own client basis and consultants’ fees) arising out of or in any way connected with any deposit, spill, discharge, or other release of Hazardous Substances that occurs during the Term or any renewal or extension period, at or from the Leased Premises as a result of acts or omissions of the Tenant or those for whom Tenant is responsible at law, or which arises at any time from the Tenant’s use or occupancy of the Leased Premises, or from the Tenant’s failure to provide all information, make all submissions, and take all steps required by this Section or by the Authorities;

(g)

Notwithstanding any other provision of this Lease, if the Tenant creates or brings to the Leased Premises any Hazardous Substances or if the conduct of the Tenant’s business shall cause there to be any Hazardous Substances at or near the Leased Premises, or discharged or released on, under or about the Leased Premises, the Building or the Lands upon which the building is constructed, the air, soil or ground water, then, notwithstanding any rule of law to the contrary, such Hazardous Substances shall be and remain the sole and exclusive property of the Tenant and shall not become the property of the Landlord, notwithstanding the degree of affixation to the Leased Premises of the Hazardous Substances or the goods containing the Hazardous Substances. This affirmation of the Tenant’s interest in the Hazardous Substances or the goods containing the Hazardous Substances shall not however prohibit the Landlord from dealing with such material as otherwise provided for in this Lease.

7.23	NUISANCE

The Tenant shall not cause or maintain any nuisance in or about the Leased Premises, and shall keep the Leased Premises free of debris, rodents, vermin and anything of a dangerous noxious or offensive nature or which could create a fire hazard (through undue load on electrical circuits or otherwise) or undue vibration, heat or noise.

ARTICLE 8

LANDLORD’S COVENANTS

8.00	The Landlord further covenants with the Tenant:

8.01	QUIET ENJOYMENT

If the Tenant pays the Annual Rent, Additional Rent and all other sums reserved herein and observes and performs the covenants, conditions and agreements set out in this Lease, the Tenant shall and may peaceably possess and enjoy the Leased Premises during the Term without interruption or disturbance from the Landlord.

8.02	TAXES, ETC.

To pay or cause to be paid all taxes and rates, municipal, parliamentary or otherwise, including, without limiting the generality of the foregoing, water rates with respect to the Lands, the Building or assessed against the Landlord in respect thereof, except those directly assessed or charged to or payable by the Tenant, or assessed or charged with reference to the use or occupation of the Leased Premises and except as otherwise provided in this Lease.

8.03	HEATING AND AIR CONDITIONING

To provide for heating and air conditioning so that when heat is reasonably required for the reasonable use of the Leased Premises, the Landlord will furnish heat therefor up to a reasonable temperature, and when the heating system is not in use and the Landlord considers that air conditioning is reasonably required, it will operate the air conditioning systems in the Building providing base building cooling to the Leased Premises proportionately. The Tenant shall be responsible for the cost of any usage of cooling over and above the Tenant’s proportionate share. The Landlord acknowledges and agrees that Tenant’s existing equipment, particularly in the 390 Building have special heating and cooling requirements which may be subject to supplemental charges. Any supplemental cooling requested by the Tenant shall be at the Landlord’s approval , and at the Tenant’s sole cost and expense. The said heating and air conditioning systems will be operated and maintained by the Landlord during normal business hours and any other hours requested by the Tenant, which may be subject to additional charges, except during the making of repairs, and the Landlord shall not be liable for any indirect or consequential damages for personal discomfort or illness due to such periods of non-operation. The Landlord reserves the right to stop the services of the heating and/or air conditioning equipment when necessary by reason of any accident or any repairs, alterations or improvements which, in the judgment of the Landlord, are desirable or necessary to be made until such repairs, alterations or improvements shall have been completed. The Landlord shall have no further responsibility or liability for failure to supply the said heating and/or air-conditioning service when prevented from doing so by strikes or by any cause beyond the Landlord’s reasonable control, or by orders or regulations by any body or authority having jurisdiction, or by other reason of any failure of electrical current, steam or water or suitable power supply or inability upon the exercise of reasonable diligence to obtain such electrical current, steam or water for the operation of the heating or air conditioning equipment.

8.04	LANDLORD’S REPAIR

To repair, replace and maintain the structural parts of the Building, the Building roof cladding, and windows and all Common Areas, and to perform such repairs, replacements and maintenance with reasonable dispatch, and in a good and workmanlike manner, at any time and from time to time, and notwithstanding anything contained herein to the contrary, the Tenant shall not be entitled to compensation for any inconvenience, nuisance or discomfort occasioned thereby.

8.05	JANITORIAL SERVICES

To provide janitorial and cleaning services to the Leased Premises and common areas of the Building in accordance with the cleaning specifications attached hereto as Schedule “J”. The Landlord shall not be responsible for any act of omission or commission on the part of any person or persons employed to clean the Leased Premises or the Building. The Tenant shall have the right to revise the cleaning specifications, if necessary, at its expense, and upon receiving the Landlord’s approval, however, the cleaning specifications shall be not less than those set out in Schedule “J” attached hereto.

8.06	DELAYS IN PROVISION OF SERVICES

Notwithstanding anything to the contrary contained in this Lease, it is understood and agreed that whenever and to the extent that either party hereto shall be unable to fulfill, or shall be bona fide delayed, hindered or restricted in the fulfillment of any obligation hereunder in respect of the supply or provision of any service or utility or the doing of any work or the making of any repairs by reason of being unable to obtain the material, goods, equipment, service, utility or labour required to enable it to fulfill such obligation or by reason of any strikes, walkouts, labour troubles, statute, law or order in council or any regulation or order passed or made pursuant thereto or by reason of the order or direction of any administrator, controller or board, or any governmental department or officer or other authority, or by reason of not being able to obtain any permission or authority required thereby, or by reason of any other cause beyond its control whether of the foregoing character or not, which is not the fault of the party delayed in performing the work or performing acts required under the terms of this Lease, then the party so delayed shall be entitled to extend the time for fulfillment of such obligation by a time equal to the duration of such delay or restriction, and the other party shall not be entitled to compensation for any inconvenience, nuisance, discomfort, direct or indirect or consequential damage or damages thereby occasioned. The provisions of this clause 8.06 shall not, however, operate to excuse the Tenant from the payment of Annual Rent and Additional Rent in the amounts and at the times specified in this Lease. The parties agree that the party claiming the benefit of this clause shall inform the other party in writing promptly on learning of such delay and shall, where possible, use commercially reasonable efforts to mitigate the effect of such delay.

8.07	LANDLORD’S INSURANCE

To maintain in full force and effect throughout the Term, and any extensions thereof, upon such terms and conditions and in such amounts as would be maintained by a prudent owner of a property similar to the Building, the following insurance:

(a)	public liability and property damage insurance with respect to the Landlord’s operations in the Building;

(b)

“all risk” coverage on a replacement basis and boiler and machinery insurance on all real and personal property owned by the Landlord or from which it is legally responsible comprising or located upon the Lands;

(c)	insurance against loss of the Landlord’s gross profit including loss of Monthly Rent and Additional Rent; and

(d)	such other reasonable forms of insurance as the Landlord may from time to time consider advisable.

Notwithstanding any contribution by the Tenant to the cost of the Landlord’s insurance (Operating Costs), the Tenant agrees that it is not relieved of liability from acts, faults, negligence or omissions and no insurable interests are conferred on the Tenant under any policies of insurance carried by the Landlord, and the Tenant has no right to receive proceeds under any of these policies.

8.08	GOOD FAITH

Save as otherwise expressly provided herein to the contrary, the Landlord and each person acting for the Landlord, in making a determination, designation, calculation, estimate, conversion or allocation under this Lease, will act in good faith and each accountant, architect, engineer or surveyor or other professional person employed or retained by the Landlord shall be at arm’s length to the Landlord and shall act in accordance with the applicable principles and standards of that person’s profession. Any consent or approval of the Landlord that may be required pursuant to this Lease shall not be unreasonably withheld nor delayed save and except as otherwise specifically provided herein.

ARTICLE 9

TENANT’S FIXTURES

9.00

The Tenant may install its usual trade fixtures in the usual manner, provided such installation does not damage the structure of the Leased Premises or the Building, and provided further that the Tenant shall have submitted detailed plans and specifications for such trade fixtures to the Landlord and obtained its written consent thereto, which consent shall not be unreasonably withheld.

9.01	REMOVAL OF TENANT’S FIXTURES

The Tenant may remove its equipment, personal property and its trade or tenant’s fixtures, provided, however, that all installations, alterations, additions, partitions, and fixtures other than personal property equipment and trade or tenant’s fixtures in or upon the Leased Premises, whether placed there by the Tenant or the Landlord, shall immediately upon such placement, be the Landlord’s property without compensation therefor to the Tenant and, except as mentioned shall not be removed from the Leased Premises by the Tenant at any time either during or after the Term. Notwithstanding anything herein contained, the Landlord shall be under no obligation to repair or maintain the Tenant’s installations, alterations, additions, partitions and fixtures or anything in the nature of a leasehold improvement made or installed by the Tenant or Landlord or third party; and further, notwithstanding anything herein contained, the Landlord shall have the right upon termination of this Lease by affluxion of time or otherwise, to require the Tenant to reinstate the Leased Premises in accordance with clause 12 of Schedule “I” to this Lease. If the Tenant does not exercise its option to extend, the parties agree to commence discussions and perform a preliminary walkthrough of the Leased Premises, no less than three (3) months prior to the expiry of the Term, outlining the Tenant’s reinstatement obligations, and the Landlord shall perform a final walkthrough of the Leased Premises, and provide the Tenant with a reinstatement report outlining its reinstatement obligations, within thirty (30) days of the Tenant delivering Vacant possession of all of the Leased Premises.

ARTICLE 10

DAMAGE OR DESTRUCTION OF LEASED PREMISES

10.00	Provided that if during the continuation of this Lease, the Building or the Leased Premises are destroyed or damaged by any cause whatsoever, then the following provisions shall apply:

10.01	PARTIAL DAMAGE

If damage shall occur to the Building or the Leased Premises so that all or part of the Leased Premises are rendered untenantable by damage from fire or other casualty which, in the reasonable opinion of the Landlord’s architect, can be substantially repaired under applicable laws and governmental regulations within one hundred and eighty (180) days from the date of such casualty (employing normal construction methods without overtime or other premium), the Landlord shall cause such damage to be repaired with all reasonable speed.

10.02	TOTAL DAMAGE

If the Building or the Leased Premises are damaged to such an extent that the Leased Premises are rendered untenantable by damage from fire or other casualty which, in the reasonable opinion of the Landlord’s architect, cannot be substantially repaired under applicable laws and governmental regulations within one hundred and eighty (180) days from the date of such casualty (employing normal construction methods without overtime or other premium), then either the Landlord or Tenant may elect to terminate this Lease as of the date of such casualty by written notice delivered to the other not more than ten (10) days after receipt of such architect’s opinion (failing which the Landlord shall cause such damage to be repaired at its own expense with all reasonable speed).

10.03	OBLIGATION TO REPAIR

The Landlord’s obligation to repair as set forth in the preceding two paragraphs hereof is conditional upon the Landlord receiving adequate proceeds from policies of insurance maintained in respect of such casualties or, if such proceeds are not made available to the Landlord, the Landlord electing to obtain its own financing for such repairs. In the event that no such proceeds of insurance are available to the Landlord and if the Landlord elects not to obtain its own financing for such repairs, then the Landlord shall, by notice in writing to the Tenant delivered within ten (10) days after receipt of the opinion of the Landlord’s architect, notify the Tenant that the Lease is terminated, which termination shall be effective as of the date of such casualty. In calculating the amount of insurance proceeds available, the Landlord will be deemed to have received the deductible portion of any insurance policy.

10.04	ABATEMENT OF RENT

If the Landlord is required to repair the damage pursuant to the provisions hereof and does not elect to terminate the Lease, the Annual Rent and Additional Rent payable by the Tenant under this Lease shall be proportionately reduced to the extent that the Leased Premises are thereby rendered unusable by the Tenant in its business from the date of such casualty until completion by the Landlord of the repairs to the Leased Premises and the Building so that the Leased Premises are thereafter fully usable by the Tenant in its business.

10.05	DAMAGE TO 50% OF THE BUILDING

Notwithstanding anything otherwise contained in this Lease, if fifty percent (50%) or more of the rentable area of the Building is damaged or destroyed and if, in the reasonable opinion of the Landlord’s architect, the said rentable area cannot be rebuilt or made fit for the purposes of the tenants thereof within one hundred and eighty (180) days of the date of such casualty, the Landlord may, at its option, terminate this Lease by giving notice of termination to the Tenant within thirty (30) days of the date of delivery of such architect’s opinion and the Tenant shall, with reasonable dispatch and expedition, but in any event within sixty (60) days after delivery of the notice of termination, deliver up possession of the Leased Premises to the Landlord and the rent and other payments for which the Tenant is liable hereunder shall be apportioned and paid to the date possession is so delivered up.

10.06	COMPLETION OF REPAIR

Provided that, if, upon the completion by the Landlord of any repairs required as a result of any such destruction or damage, notwithstanding the reasonable opinion of the Landlord’s architect to the contrary, a dispute shall arise between the Landlord and the Tenant as to whether or not the Leased Premises have been made fit for the purposes of the Tenant under this Lease, the Landlord may, at its option, terminate this Lease by giving thirty (30) days notice to the Tenant and if such notice shall be given this Lease shall, at the expiration of such period, be at an end and the Tenant shall deliver up the Leased Premises to the Landlord or whom it may appoint and the Landlord may, on demand, recover the full rental hereby reserved computed from the date on which such repairs were completed up to the date on which the Tenant is required to vacate.

ARTICLE 11

LIABILITY FOR DAMAGE TO PROPERTY

In the absence of negligence or willful act or default on the part of the Landlord, its servants, agents or workmen, the Landlord shall not be liable or responsible in any way for any loss, damage or injury to any person or for any loss of or damage to any property belonging to the Tenant, to employees of the Tenant or to any other person while such property is in the Leased Premises or in the Building or in or on the surrounding Lands and buildings owned by the Landlord, the areaways, the parking garages, the parking areas, lawns, sidewalks, reflective pools, steps, platforms, corridors, stairways or elevators whether or not any such property has been entrusted to employees of the Landlord and without limiting the generality of the foregoing, the Landlord shall not be liable for any damage to any such property caused by theft or breakage or by steam, water, rain or snow which may leak into, issue or flow from any part of the Building or from the water, steam or drainage pipes or plumbing works of the Building or from any other place or quarter or for any damage caused by or attributable to the condition or arrangement of any electric or other wiring or for any damage caused by smoke or anything done or omitted by any other tenant in the Building or for any other loss whatsoever with respect to the Leased Premises, goods placed therein or any business carried on therein.

ARTICLE 12

DEFAULT OF TENANT

Provided and it is hereby expressly agreed that if and whenever the Annual Rent or Additional Rent hereby reserved or any part thereof shall not be paid on the day appointed for payment thereof, whether lawfully demanded or not, or in case of breach or non observance or non performance of any of the covenants, agreements, provisos, conditions or Rules and Regulations on the part of the Tenant to be kept, observed or performed, , or in case the Term shall be taken in execution or attachment for any cause whatever, then and in every such case, it shall be lawful for the Landlord thereafter to enter into and upon the Leased Premises or any part thereof in the name of the whole and the same to have again, repossess and enjoy as of its former estate, anything in this Lease contained to the contrary notwithstanding other than the proviso to this paragraph; PROVIDED that the Landlord shall not at any time have the right to re enter and forfeit this Lease by reason of the Tenant’s default in: (i) the payment of the rent reserved by this Lease, unless and until the Landlord shall have given to the Tenant written notice setting forth the default complained of and the Tenant shall have the right during ten (10) days next following the date on such notice to cure any such default in payment of rent, or (ii) the breach or non-observance or non-performance of any of the covenants, agreements, provisos, conditions or Rules and Regulations on the part of the Tenant to be kept, observed or performed, unless and until the Landlord shall have given to the Tenant written notice setting forth the default complained of, and the Tenant shall have the right during fifteen (15) days next following the date on such notice to cure any such default (or such longer period of time to which the Landlord may agree provided the Tenant is actively taking steps to cure). In case without the written consent of the Landlord, the Leased Premises shall be used by any other person than the Tenant or for any other purpose than that for which the same were let or in case the Term or any of the goods and chattels of the Tenant shall be at any time seized in execution or attachment by any creditor of the Tenant or if the Tenant makes any bulk sale, then in any such case this lease shall, at the option of the Landlord, cease and determine and the Term shall immediately become forfeited and void in accordance with the provisions of Article 15, Right of Termination, herein.

ARTICLE 13

BANKRUPTCY

Provided further that, in case without the written consent of the Landlord, the Leased Premises shall be used by any other person than the Tenant or for any other purposes than that for which the same were let, or in case the Term or any of the goods and chattels of the Tenant shall be at any time seized in execution or attachment by any creditor of the Tenant or by the Tenant making any assignment for the benefit of creditors or any bulk sale, or become bankrupt or insolvent or take the benefit of any act now or hereafter in force for bankrupt or insolvent debtors, or, if the Tenant is a corporation and any order shall be made for the winding up of the Tenant, or other termination of the corporate existence of the Tenant, then in any such case, this Lease shall, at the option of the Landlord, cease and determine and the Term shall immediately become forfeited and void, and the then current month’s rent and the next ensuing three (3) months’ rent, and in addition, all cash allowances, tenant inducement payments and the value of any other benefit paid to or conferred on the Tenant by or on behalf of the Landlord in connection with this Lease shall immediately become due and be paid, and the Landlord may re enter and take possession of the Leased Premises as though the Tenant or other occupant or occupants of the Leased Premises was or were holding over after the expiration of the Term without any right whatever.

ARTICLE 14

RE ENTRY BY LANDLORD

The Tenant further covenants and agrees that on the Landlord’s becoming entitled to re enter upon the Leased Premises under any of the provisions of this Lease, the Landlord, in addition to all other rights, shall have the right to enter the Leased Premises as the agent of the Tenant either by force or otherwise, without being liable for any prosecution therefor and to relet the Leased Premises as the agent of the Tenant, and to receive the rent therefor and as the agent of the Tenant, to take possession of any furniture or other property on the Leased Premises and to sell the same at public or private sale without notice and to apply the proceeds of such sale and any rent derived from reletting the Leased Premises upon account of the rent under this Lease, and the Tenant shall be liable to the Landlord for the deficiency, if any.

ARTICLE 15

RIGHT OF TERMINATION

The Tenant further covenants and agrees that on the Landlord becoming entitled to re enter upon the Leased Premises under any of the provisions of this Lease, the Landlord, in addition to all other rights, shall have the right to determine forthwith this Lease and the Term by leaving upon the Leased Premises notice in writing of its intention so to do, and thereupon, rent shall be computed, apportioned and paid in full to the date of such determination of this Lease and any other payments for which the Tenant is liable under this Lease shall be paid and the Tenant shall immediately deliver up possession of the Leased Premises to the Landlord, and the Landlord may re enter and take possession of the same without limiting the generality of the foregoing, in addition to any other rights the Landlord may have against the Tenant, in the event the Tenant wishes to terminate this Lease early, the Tenant shall be liable for the unamortized balance of the cost of the leasehold improvements paid for by the Landlord, amortized over the Term of the Lease on a straight line basis.

ARTICLE 16

DISTRESS

The Tenant waives and renounces the benefit of any present or future statute taking away or limiting the Landlord’s right of distress, and covenants and agrees that notwithstanding any such statute, none of the goods and chattels of the Tenant on the Leased Premises at any time during the Term shall be exempt from levy by distress for rent in arrears. In the event that the Tenant shall remove or permit the removal of any of its goods or chattels from the Leased Premises, the Landlord may within thirty (30) days thereafter and if the Tenant is in arrears of rent, seize such goods and chattels wherever the same may be found and may sell or otherwise dispose of the same as if they had actually been distrained upon the Leased Premises by the Landlord for arrears of rent.

ARTICLE 17

NON-WAIVER

No condoning, excusing or overlooking by the Landlord of any default, breach or non observance by the Tenant at any time or times in respect of any covenant, proviso or condition herein contained shall operate as a waiver of the Landlord’s rights hereunder in respect of any continuing or subsequent default, breach or non observance, or so as to defeat or affect in any way the rights of the Landlord herein in respect of any such continuing or subsequent default or breach, and no waiver shall be inferred from or implied by anything done or omitted by the Landlord save only express waiver in writing. All rights and remedies of the Landlord in this Lease contained shall be cumulative and not alternative.

ARTICLE 18

CHANGES TO BUILDING

The Landlord hereby reserves the right at any time and from time to time to make changes in, additions to, subtractions from or rearrangements of the Building including, without limitation, all improvements at any time thereon, all entrances and exits thereto, and to grant, modify and terminate easements or other agreements pertaining to the use and maintenance of all or parts of the Building and to make changes or additions to the pipes, conduits, utilities and other necessary building services in the Leased Premises which serve other premises. The Landlord agrees that in performing such alterations, it shall do so in a manner so as to minimize any material interference with the Tenant’s use and enjoyment of the Leased Premises.

ARTICLE 19

SEVERANCE OF LAND

The Landlord shall have the right from time to time to sever (for purposes of sale, lease, mortgage, charge or otherwise) any part or parts of the Lands or any buildings or improvements thereon, including the creation of rights of way, easements and parking arrangements which the Landlord deems necessary, and the Tenant hereby consents to any such severance and agrees to execute, at no cost to either party, any documents or consents which the Landlord may request for these purposes. If any part or parts of the Lands or the buildings or improvements on the Lands are so severed and are deemed by the Landlord to no longer form part of the property, such part or parts shall be excluded from the Lands and the property for the purposes of this Lease at the time designated by the Landlord, and the Tenant shall when requested by the Landlord, execute, at no cost to either party, a release of any interest in the Lands so excluded.

ARTICLE 20

COSTS OF COLLECTION

The Tenant shall pay, as Additional Rent, all costs, expenses and legal fees (on a solicitor and his client basis) that may be incurred or paid by or on behalf of the Landlord in enforcing the covenants and provisions of this Lease.

ARTICLE 21

PROFITS AND REMEDIES BY LANDLORD

20.00

In addition to all rights and remedies available to the Landlord under the provisions of this Lease or by statute or the general law in the event of any default by the Tenant of the provisions of this Lease:

21.01	PAYMENTS TO THIRD PARTIES

The Landlord shall have the right at all times to remedy or attempt to remedy any default of the Tenant, and in so doing, may make any payments due or alleged to be due by the Tenant to third parties and may enter upon the Leased Premises to do any work or other things therein, and in any such event, all costs and expenses of the Landlord in remedying or attempting to remedy such default shall be payable by the Tenant to the Landlord forthwith upon demand as Additional Rent.

21.02	NON-PAYMENT OF ADDITIONAL RENT

The Landlord shall have the same rights and remedies in the event of any non payment by the Tenant of any amounts payable by the Tenant under any provision of this Lease as in the case of non-payment of rent and may be recovered by the Landlord as rent by any and all remedies available to the Landlord for the recovery of rent in arrears.

21.03	INTEREST ON ARREARS

The Landlord shall, if the Tenant shall fail to pay any Monthly Rent, Additional Rent or other amounts from time to time payable by it to the Landlord hereunder promptly when due, be entitled to interest on all such Annual Rent, Additional Rent and other amounts which are unpaid and overdue under this Lease, such interest to be compounded monthly thereon and to be computed at a rate equal to six and one-half percent (6.5%) per annum, from the date upon which such Monthly Rent, Additional Rent and other amounts was due until actual payment thereof.

ARTICLE 22

NOTICE

Any notice required or contemplated by any provisions of this Lease shall be given in writing, enclosed in a sealed envelope addressed, in the case of notice to the Landlord to Kanata Research

Park Corporation, Suite 206, 555 Legget Drive, Ottawa, Ontario, Canada, K2K 2X3, and in the case of notice to the Tenant, to it at the Leased Premises, 350 Legget Drive, Kanata, Ontario K2K 2W7 Attention: Facilities Manager and mailed by registered mail, postage prepaid or faxed to no. 613-592-4784 or emailed to dan_watters@mitel.com. The time of giving of such notice shall be conclusively deemed to be if mailed the third (3rd) business day after the day of such mailing, if faxed or emailed, the next business day following the date sent as evidenced by the sender’s transmittal record and/or delivery/read receipt. Such notice shall also be sufficiently given if and when the same shall be delivered, in the case of notice to the Landlord, to an executive officer of the Landlord, and in the case of notice to the Tenant, to him personally or to an executive officer, manager or a person who appears to be in charge of the Tenant if the Tenant is a corporation. Such notice, if delivered, shall be conclusively deemed to have been given and received at the time of such delivery. If, in this Lease, two or more persons are named as Tenant, such notice shall also be sufficiently given if and when the same shall be delivered personally to any one of such persons. Provided that either party may, by notice to the other, from time to time, designate another address in Canada to which notices mailed more than ten (10) days thereafter shall be addressed. The word “notice” in this paragraph shall include any request, demand, direction, or statement in this Lease provided or permitted to be given by the Landlord to the Tenant or by the Tenant to the Landlord.

ARTICLE 23

SUBORDINATION, POSTPONEMENT, ATTORNMENT

23.00	The Tenant shall promptly upon the written request of the Landlord, enter into an agreement:

(a)

subordinating the Term and the rights of the Tenant hereunder to any mortgage, charge, ground lease, trust deed or debenture present or future and all renewals, modifications, replacements or extensions thereof, which may affect the Leased Premises, the Property, the Lands or the Building;

(b)	agreeing that the Term hereof shall be subsequent in priority to any such mortgage, charge, ground lease, trust deed or debenture;

provided that the Tenant’s obligations under this paragraph shall be conditional upon any such mortgagee or secured party entering into a non disturbance agreement with the Tenant under which the Tenant’s continued possession of the Leased Premises is ensured notwithstanding any act taken by the mortgagee or secured party. The Tenant agrees that the Landlord shall be entitled to charge a fee (plus any applicable taxes) to the Tenant for the Landlord’s review, consideration, and/or execution of any document produced by the Tenant for the Landlord’s execution, subsequent to the execution of this Lease. The Landlord shall in no way be obligated to enter into and/or execute any such document.

23.01	TENANT’S RIGHT TO POSSESSION

Notwithstanding any postponement or subordination referred to herein, the Tenant acknowledges that its obligations under this Lease shall remain in full force and effect notwithstanding any action at any time taken by a mortgagee, chargee or ground lessor to enforce the security of any mortgage charge, ground lease, trust deed or debenture; provided, however, that any postponement or subordination given hereunder shall reserve to the Tenant the right to continue in possession of the Leased Premises under the terms of this Lease so long as the Tenant shall not be in default hereunder.

23.02	ATTORNMENT BY TENANT

The Tenant, whenever requested by any mortgagee (including any trustee under a deed of trust and mortgage), chargee or ground lessor, shall attorn to such mortgagee, chargee or ground lessor as a tenant upon all the terms of this Lease. Concurrently with the execution of this Lease, the Landlord will use its best efforts to obtain a Non-Disturbance Agreement from any existing chargee(s) of the Building.

ARTICLE 24

CERTIFICATE

The Tenant shall at any time and from time to time execute and deliver to the Landlord, or as the Landlord, a mortgagee or a purchaser may direct, within five (5) business days after it is requested, a certificate of the Tenant, in the form supplied, addressed to the Landlord, the mortgagee or the purchaser, as the case may be, and/or any prospective purchaser, lessor or mortgagee, certifying such particulars, information and other matters in respect of the Tenant, the Leased Premises and this Lease that the Landlord, the mortgagee or the purchaser, as the case may be, may request.

ARTICLE 25

REGISTRATION

(a)

Neither the Tenant, nor anyone on the Tenant’s behalf or claiming under the Tenant, shall register this Lease, or any assignment or sublease of this Lease, or any document evidencing an interest of the Tenant in this Lease or the Leased Premises, against the Lands or any part thereof.

(b)

The Tenant may register, at its cost, contemporaneously with the execution of this Lease, a notice or caveat of this Lease provided that: (i) a copy of the Lease is not attached; (ii) no financial and/or marketing terms are disclosed; and (iii) the Landlord gives its written approval to the notice or caveat as to form and content. The Landlord may limit such registration to one or more parts of the Lands.

(c)

The Tenant authorizes the Landlord to register a notice or caveat of this Lease, at the Landlord’s cost, should registration of this Lease be required by the Landlord’s lender/chargee, and the Landlord agrees to be responsible for discharging any such notice that it registers on title.

(d)

Upon the expiration or other termination of the Term, the Tenant shall immediately discharge or otherwise vacate any such notice or caveat registered by it or on its behalf. If any part of the Lands which in the opinion of the Landlord are surplus is transferred, the Tenant shall forthwith at the request of the Landlord discharge or otherwise vacate any such notice or caveat as it relates to such part. If any part of the Lands are made subject to any easement, right of way or similar right, the Tenant shall immediately at the request of the Landlord postpone its registered interest to such easement, right of way or similar right, provided such easement, right of way or similar right does not materially affect the Tenant’s use and enjoyment of the Leased Premises.

ARTICLE 26

PLANNING ACT

Where applicable, this Lease shall be subject to the condition that it is effective only if The Planning Act, (Ontario), as amended is complied with. Pending such compliance, the Term and any extension thereof shall be deemed to be for a total period of one (1) year less than the maximum lease Term permitted by law without such compliance.

ARTICLE 27

TRANSFER BY LANDLORD

In the event of a sale, transfer or lease by the Landlord of the Building, the Lands or a portion thereof containing the Leased Premises or the assignment by the Landlord of this Lease or any interest of the Landlord hereunder, the Landlord shall, without further written agreement, to the extent that such purchaser, transferee or lessee has become bound by the covenants and obligations of the Landlord hereunder, be freed, released and relieved of all liability or obligations under this Lease incurred or arising after the date of such sale, transfer or lease.

ARTICLE 28

NO ADVERTISING OF LEASED PREMISES

The Tenant shall not print, publish, post, display or broadcast any notice or advertisement to the effect that the whole or any part of the Leased Premises are for rent, and it shall not permit any broker or other person to do so without the consent in writing of the Landlord not to be unreasonably withheld.

ARTICLE 29

TIME OF ESSENCE

Time shall be of the essence of this Lease.

ARTICLE 30

LAWS OF ONTARIO

This Lease shall be deemed to have been made in and shall be construed in accordance with the Laws of the Province of Ontario.

ARTICLE 31

SEVERABILITY OF COVENANTS

The Landlord and the Tenant agree that all of the provisions of this Lease are to be construed as covenants and agreements as though the words importing such covenants and agreements were used in each separate paragraph hereof. Should any provision or provisions of this Lease be illegal or not enforceable it or they shall be considered separate and severable from the Lease and its remaining provisions shall remain in force and be binding upon the parties hereto as though the said provision or provisions had never been included.

ARTICLE 32

HEADINGS

The captions appearing in the margin or the headings contained in this Lease have been inserted as a matter of convenience and for reference only and in no way define, limit or enlarge the scope or meaning of this Lease or of any provision hereof.

ARTICLE 33

SCHEDULES

The following Schedules attached hereto form part of this Lease:

Schedule “A”	–	Legal Description
Schedule “B1”	–	Floor Plan of 350 Lower Level Premises
Schedule “B2”	–	Floor Plan of 350 First Floor Premises
Schedule “B3”	–	Floor Plan of 350 Fourth Floor Premises
Schedule “B4”	–	Floor Plan of 350 Fifth Floor Premises
Schedule “B5”	–	Floor Plan of 350 Sixth Floor Premises
Schedule “B6”	–	Floor Plan of 390 First Floor Premises
Schedule “B7”	–	Floor Plan of 390 Second Floor Premises
Schedule “B8”	–	Floor Plan of 390 Fitness Premises
Schedule “B9”	–	Floor Plan of 340 First Floor Premises
Schedule “B10”	–	Floor Plan of 340 Mezzanine Premises
Schedule “C”	–	Rules and Regulations
Schedule “D”	–	Parking
Schedule “D1”	–	Site Plan

Schedule “E”	–	Option to Extend
Schedule “F”	–	Environmental Management Plan
Schedule “G”	–	Leasehold Improvements
Schedule “H”	–	Landlord’s Work
Schedule “I”	–	Additional Terms
Schedule “J”	–	Cleaning Specifications

ARTICLE 34

LEASE ENTIRE AGREEMENT

The Tenant acknowledges that there are no covenants, representations, warranties, agreements or conditions expressed or implied, collateral or otherwise forming part of or in any way affecting or relating to this Lease save as expressly set out in this Lease, and that this Lease constitutes the entire agreement between the Landlord and the Tenant and may not be modified except as herein explicitly provided or except by subsequent agreement in writing of equal formality hereto executed by the Landlord and the Tenant.

ARTICLE 35

INTERPRETATION

In this indenture:

(a)

“herein”, “hereof”, “hereby”, “hereunder”, “hereto”, “hereinafter”, and similar expressions refer to this indenture and not to any particular paragraph, section or other portion thereof, unless there is something in the subject matter or context inconsistent therewith.

(b)	“business day(s)” means any of the days from Monday to Friday of each week inclusive unless such day is a statutory holiday or public holiday.

(c)	“normal business hours” means the hours from 8:00 a.m. to 6:00 p.m. on business days.

ARTICLE 36

SUCCESSORS

This indenture and everything herein contained shall enure to the benefit of and be binding upon the respective heirs, executors, administrators, permitted successors and assigns, of the Tenant and other legal representatives as the case may be, of each and every of the parties hereto, and every reference herein to any party hereto shall include the heirs, executors, administrators, permitted successors, assigns and other legal representatives of such party, and where there is more than one tenant or there is a female party or a corporation, the provisions hereof shall be read with all grammatical and gender changes thereby rendered necessary and all covenants shall be deemed joint and several.

ARTICLE 37

JOINT AND SEVERAL COVENANT

If more than one person and/or corporate entity executes this Lease as Tenant, each such person and/or corporate entity shall be bound jointly and severally with the other(s), waiving the benefit of division and discussion, for the fulfillment of all of the obligations of Tenant hereunder.

ARTICLE 38

CONFIDENTIALITY

The Tenant, and those for whom the Tenant is in law responsible, shall keep confidential all financial information, terms and conditions (the “Information”) in respect of the offer to lease and lease (as applicable), provided that it may disclose the Information to its auditors, consultants, real estate representatives, professional advisors, regulators, and subtenants so long as they have first agreed to respect such confidentiality. Any tenant (and indemnifier, as applicable) that is a corporate entity, or is an individual person, consents to the collection and use of its/their personal information, as provided directly or collected from third parties, for the purposes of the Landlord considering the Tenant’s offer to lease and/or lease, and determining the suitability of the Tenant (and Indemnifier, as applicable), both initially and on an on-going basis, including the disclosure of the Information to existing and potential lenders, investors and purchasers. The Tenant may provide a copy of this Lease to the Security Exchange Commission, if required.

ARTICLE 39

EXECUTION IN COUNTERPARTS, FACSIMILE AND EMAIL

This Lease may be executed in one or more counterparts, all of which shall be construed together and shall constitute one agreement. This Lease agreement may also be executed and delivered by facsimile and/or email. All parties agree that the reproduction of signatures by way of facsimile and/or email will be treated as though such reproduction were executed originals, and each party undertakes to provide the other with this Lease bearing original signatures within a reasonable time after signing same by facsimile and/or email.

Remainder of page left blank intentionally.

ARTICLE 40

CANCELLATION OF PREVIOUS LEASE

The parties agree that upon execution of this Lease, the Lease executed between the parties dated March 27, 2001, as amended, shall be terminated and cancelled, and heretoforward this Lease shall govern the terms of the Parties’ agreement.

IN WITNESS WHEREOF the parties hereto have hereunto affixed their corporate seals duly attested to by the hands of their proper signing officers authorized in that behalf.

SIGNED, SEALED AND DELIVERED

In the Presence of:

)	KANATA RESEARCH PARK CORPORATION
)
)
)	Per:	/s/ MARTIN A. VANDEWOUW
)		Martin A. Vandewouw, President
)		Signed: January 31, 2011
)	I have the authority to bind the corporation.
)
)
)	MITEL NETWORKS CORPORATION
)
)
)	Per:
)		Name:
)		Title:
)
)
)	Per:	/s/ STEVEN E. SPOONER
)		Name: Steven E. Spooner
)		Title: Vice-President / Chief Financial Officer
)		Signed: January 31, 2011
)	I/We have the authority to bind the corporation.
)

SCHEDULE “A”

LEGAL DESCRIPTION

Complex and Parking

PIN 04517-0890 Block 8, Plan 4M-280, save and except Parts 19 and 20 on Plan 4R-11340;

PIN 04517-0535 Block 10, Plan 4M-280;

PIN 04517-0537 Block 12, Plan 4M-280;

PIN 04517-0660 Block 22, Plan 4M-280, save and except Parts 11 and 12 on Plan 4R-11340;

PIN 04517-0662 Block 23, Plan 4M-280, save and except Parts 13 and 14 on Plan 4R-11340;

PIN 04517-0666 Block 25, Plan 4M-280, save and except Parts 17 and 18 on Plan 4R-11340;

PIN 04517-0560 Block 26, Plan 4M-280;

PIN 04517-0561 Block 27, Plan 4M-280;

PIN 04517-0562 Block 28, Plan 4M-280

373 Legget Dr. Parking

PIN 04517-1585 Part Block 34, Plan 4M-280, Parts 1 and 18 on Plan 4R-4098 save and except Part 1 on Plan 4R-22309;

PIN 04517-1583 Part Block 33, Plan 4M-280, Parts 2 and 17 on Plan 4R-4098 save and except Parts 2 and 3 on Plan 4R-22309;

PIN 04517-0577 Block 35, Plan 4M-280;

PIN 04517-0578 Block 36, Plan 4M-280

SCHEDULE “B1”

FLOOR PLAN OF 350 LOWER LEVEL PREMISES

Floor plan to be inserted

e. & o. e.

SCHEDULE “B2”

FLOOR PLAN OF 350 FIRST FLOOR PREMISES

Floor plan to be inserted

e. & o. e.

SCHEDULE “B3”

FLOOR PLAN OF 350 FOURTH FLOOR PREMISES

Floor plan to be inserted

e. & o. e.

SCHEDULE “B4”

FLOOR PLAN OF 350 FIFTH FLOOR PREMISES

Floor plan to be inserted

e. & o. e.

SCHEDULE “B5”

FLOOR PLAN OF 350 SIXTH FLOOR PREMISES

Floor plan to be inserted

e. & o. e.

SCHEDULE “B6”

FLOOR PLAN OF 390 FIRST FLOOR PREMISES

Floor plan to be inserted

e. & o. e.

SCHEDULE “B7”

FLOOR PLAN OF 390 SECOND FLOOR PREMISES

Floor plan to be inserted

e. & o. e.

SCHEDULE “B8”

FLOOR PLAN OF 360 FITNESS PREMISES

SCHEDULE “B9”

FLOOR PLAN OF 340 FIRST FLOOR PREMISES

Floor plan to be inserted

e. & o. e.

SCHEDULE “B10”

FLOOR PLAN OF 340 MEZZANINE PREMISES

Floor plan to be inserted

e. & o. e.

SCHEDULE “C”

RULES AND REGULATIONS

The Tenant and its invitees and employees shall observe the following rules and regulations (as added to, amended or modified from time to time by the Landlord).

1.

The sidewalks, entrances, elevators, stairways, passageways, shipping areas and corridors of the Building shall not be obstructed or used for any other purpose by the Tenant than for ingress and egress to and from the Leased Premises; the Tenant shall not place or allow to be placed in such areas or facilities any waste paper, garbage, refuse or anything that shall tend to make them appear unclean or untidy.

2.	The Tenant and its employees shall use washrooms only for the purpose for which they were designed and nothing shall be placed in toilets that might cause them to block.

3.

Between peak periods, the elevators will be used for transporting passengers only and during these periods no large parcels or items of equipment will be permitted on the elevators. Peak periods are between 8 a.m. and 10 a.m. in the morning, between 12 noon and 2 p.m. in the afternoon and between 4 p.m. and 6 p.m. in the evening.

4.

The Tenant shall make arrangements with the Landlord ahead of time when elevators are to be used for carrying freight or furniture, etc. Elevators must not be used for this purpose until the Landlord has given its consent and the elevator cabs have been properly protected.

5.	The Landlord’s janitors shall be permitted prompt access to the Leased Premises for the purpose of cleaning the office areas thereof.

6.	The Tenant shall not make any noise which might disturb other tenants and no animals or bicycles or other vehicles shall be brought into the Leased Premises or the Building.

7.	The Leased Premises shall not be used as overnight sleeping accommodation, for public sales nor for entertaining purposes.

8.

The Tenant shall make arrangements with the Landlord ahead of time if any public meeting is to be held in the Leased Premises and the meeting shall not be held until the Landlord’s written consent is obtained.

9.	Windows will not be left open so as to admit rain or snow or to interfere with the heating or cooling of the Leased Premises and/or Building.

10.

The Tenant will not alter any existing locks, nor will any additional locks or similar devices be attached to any door or window, unless such locks or devices meet building code requirements, and with the Landlord’s prior approval.

11.

Keys or other devices which are made available to the Tenant for the purpose of providing access to the exterior doors of the Building shall not be duplicated and shall be returned to the Landlord immediately upon termination of the Lease.

12.	All adjustments to mechanical equipment such as thermostats, radiators, diffusers, etc. shall be made by the Landlord’s staff and no one else.

13.

The drapes or blinds installed on the exterior of the Building or on any window facing the interior of the Building must conform to a uniform colour which the Landlord may at its absolute discretion establish.

14.

The Tenant shall not place anything next to or have displayed in the windows of the Leased Premises facing into the common areas so as to be visible therein, without the prior written consent of the Landlord.

15.	No admittance by the Tenant or its agents is permitted on the roof or equipment rooms of the Building.

16.

It shall be the responsibility of the Tenant to prevent any person from throwing objects out of windows, off any balconies or into the ducts, elevator shafts or stairwells of the Building, and the Tenant shall pay for any cost, damage or injury resulting from any such acts.

17.

The Tenant shall provide adequate receptacles for garbage, refuse and waste paper and all such garbage, refuse and waste paper shall be placed in such containers. The Leased Premises shall be kept in a tidy, healthy and clean condition.

18.

The Tenant shall not bring upon the Leased Premises any safes, heavy equipment, motors or any other thing which might overload floors or damage the Leased Premises or the Building, without the Landlord’s approval.

19.	The Tenant shall not use or keep inflammable materials in the Leased Premises other than in compliance with all Laws.

20.

The Landlord shall not be responsible for any theft, loss or damage to vehicles parked therein whatsoever, or for any injury to the Tenant or others in or on the parking facilities whether or not parking charges are imposed.

21.

The Landlord shall have the right to establish rules and regulations governing the use of the parking facilities from time to time and the Tenant hereby agrees to observe and abide by all such rules and regulations.

22.

All moving of the Tenant’s chattels and trade fixtures and other fixtures from or to the Leased Premises shall be performed after business hours and shall be supervised by the Landlord, its agents or a security guard, all at the Tenant’s expense, unless the Tenant receives the Landlord’s prior approval.

23.	Smoking is prohibited in all common areas and in front of the Building.

24.

The Tenant shall remove any radio, television or other similar device in the Leased Premises if in the judgment of the Landlord such radio, television or other similar device is creating a nuisance. The Tenant shall not in any case erect or cause to be erected any aerial anywhere in or on the Building without the express written consent of the Landlord. The Tenant’s aerials erected on the Building in existence shall be permitted to remain in/on the Building provided that the Tenant will remove such aerials and repair any damage caused by the installation or removal thereof as such aerials become obsolete or are no longer being used by the Tenant.

The foregoing rules and regulations, as from time to time amended, are not necessarily of uniform application, but subject to 7.02 may be waived in whole or in part in respect of other tenants without affecting their enforceability with respect to the Tenant or the Leased Premises. There is no obligation on the Landlord to enforce the rules and regulations, and the Landlord shall not be liable by reason of their non enforcement.

SCHEDULE “D”

PARKING

1.

During the Term, the Landlord hereby agrees to allow the Tenant to park: (a) Three (3) vehicles per One Thousand (1,000) rentable square feet of the 390 Building and 350 Building, and (b) One (1) vehicle per One Thousand Five Hundred (1,500) useable square feet of the 340 Building, in the parking facilities identified on the Site Plan attached as Schedule “D1” (“parking facilities”). Surface parking is provided on a first-come first-served basis, free of charge. Any reserved parking shall be included in the above ratio and shall be finalized between the parties and identified on the attached site plan. For greater certainty, the Tenant shall be entitled to the following reserved parking:

(a)	25 reserved spaces within the courtyard of the 390 Building;

(b)	9 reserved spaces close to the 350 Building; and

(c)	6 reserved spaces near the shipping and receiving docks forming part of the 340 Building;

(d)	4 reserved spaces near the shipping and receiving for the 350 Building for Tenant contractors.

Handicap, motorcycle and maternity reserved parking will form part of the Building(s) requirements.

2.	The Landlord shall not be responsible for any theft, loss or damage to the Tenant’s vehicles whatsoever, or for injury to the Tenant or others in the parking facilities, howsoever caused.

3.

The Landlord shall have the right to establish rules and regulations governing the use of the parking facilities from time to time and the Tenant hereby agrees to observe and abide by all such rules and regulations.

4.

The Tenant shall be entitled to police and supervise its reserved parking spaces and may request to have the Landlord install appropriate signage identifying its reserved spaces, at the Tenant’s cost; and

5.	The Landlord covenants and agrees that the truck turning circles presently servicing each of the 350 Building and the 340 Building shall be maintained throughout the Term.

6.	The Tenant acknowledges and agrees that only the allocated parking for the 390 Building shall park in the parking facilities identified as A on Schedule “D1” attached.

SCHEDULE “D1”

SITE PLAN

SCHEDULE “E”

OPTION TO EXTEND

1.

Provided the Tenant has not been in material default during the Term of this Lease which has not been cured, and has not assigned this Lease, save and except to Permitted Transfers, the Tenant shall have and is hereby granted an option to extend this Lease for a further term of five (5) years, provided that in order to exercise this option, the Tenant shall be required to give to the Landlord notice of the exercise of such option in writing not less than twelve (12) months prior to the date of expiry of the initial Term.

2.

Any extension pursuant to this proviso shall be on the same terms and conditions contained in this Lease except the Annual Rent payable by the Tenant for such extension period shall be as set out in the table below:

Leased Premises	Net Rental Rate per Sq. Ft. per Annum
350 Lower Level Premises	$8.00
350 First Floor Premises	$12.00
350 Fourth Floor Premises	$12.00
350 Fifth Floor Premises	$12.00
350 Sixth Floor Premises	$12.00
390 First Floor Premises	$12.00
390 Second Floor Premises	$12.00
340 First Floor Premises	$7.00
340 Mezzanine Premises	$7.00
390 Fitness Premises	$9.00

SCHEDULE “F”

ENVIRONMENTAL MANAGEMENT PLAN

1.	ENVIRONMENTAL OBJECTIVES

(a)	Context

The provisions of this Environmental Management Plan have been designed to encourage and promote the implementation of certain environmental objectives on the part of each of the Landlord and the Tenant. Subject to section D below, a breach by either the Landlord or the Tenant of any of the provisions of this Environmental Management Plan on the part of either the Landlord or the Tenant to be observed or performed, as the case may be, shall not constitute a default under this Lease, however the party committing such breach agrees, to the extent possible under the circumstances, to use commercially reasonable efforts to cooperate with the other party to remedy such breach.

(b)	General Objectives

The Tenant acknowledges the Landlord’s intention to operate the Building so as to provide for:

(i)	a comfortable, productive and healthy indoor environment;

(ii)	reduced energy use;

(iii)	reduced use of production, both direct and indirect, of Greenhouse Gases (as defined below);

(iv)	reduced use of potable water and the use of recycled water where appropriate;

(v)	the effective diversion of construction, demolition, and land-clearing waste from landfill and incineration disposal, and the recycling of tenant waste streams;

(vi)	the use of cleaning products certified in accordance with EcoLogo (Canada), Green Seal (United States) or equivalent standards;

(vii)	the facilitation of alternate transportation options for individuals attending at the Building; and

(viii)	the avoidance of high volatile organic compound (“VOC”) materials, furniture and improvements within the Building and individual tenant premises;

hereinafter referred to as the (“Environmental Objectives”). “Greenhouse Gas” and “Greenhouse Gases” shall mean any or all of carbon dioxide, methane, nitrous oxide, CFC-11, CFC-12, Halon 1301, HCFC-22, Perfluoroethane, Sulfur Hexafluoride and ozone.

(c)	Regulatory Standards

Notwithstanding the provisions of section 2 above, in the event that any governmental authority imposes a resource reduction target on the Building for any utility or resource otherwise than as set out in section 2 above, then the within Environmental Objectives shall be deemed to have been amended so as to stipulate such resource reduction target and all changes required to be made by the Landlord to the Environmental Management Plan, or which are necessitated as a result of such mandatory resource reduction target, shall be deemed to be included and permitted, as the case may be, pursuant to the provisions of this section and this Lease.

(d)	Carbon Offsets

The Landlord shall be entitled to all Carbon Offset Credits that may be created, credited or recoverable as a result of activities conducted within the Leased Premises or the Building, excluding Carbon Offset Credits to which the Tenant is entitled in accordance with applicable law. The Landlord shall be entitled to allocate, acting reasonably, Carbon Offset Credits created with the participation of the Tenant and/or other tenants in the building. “Carbon Offset Credits” shall mean and refer to activities undertaken by either the Landlord or the Tenant which cause, directly or indirectly, measurable Greenhouse Gas emission reductions or removal enhancements within or in respect of the Building and that have financial or exchange value in the regulatory or voluntary market.

2.	ENVIRONMENTAL MANAGEMENT PLAN IMPLEMENTATION

The Tenant agrees to conduct its operations in the Building and within the Leased Premises in accordance with the following provisions:

(a)	Comfortable, Healthy and Productive Indoor Environment

(i)

The Landlord shall be entitled at any time and from time to time to undertake Greenhouse Gas production monitoring and testing, including testing within the Leased Premises, on reasonable notice to the Tenant and accompanied by a representative of the Tenant if required, which representative Tenant agrees to make available.

(ii)

The Tenant shall ensure that all work done within the Leased Premises by the Tenant or its representative shall be undertaken in accordance herewith and with the leasehold improvement provisions in this Lease. Notwithstanding the foregoing, the Tenant shall specify that all paints, sealants and adhesives used or to be used within the Leased Premises meet EcoLogo (Canada), Green Seal (United States) or equivalent standards so as to ensure no or low emissions of VOCs within the Building. The Landlord may from time to time conduct tests to measure VOCs within the Leased Premises.

(iii)

The Tenant shall have regard to the rules and regulations and leasehold improvement provisions set out in this Lease in procuring furniture, fixtures, materials, supplies and equipment to be brought into the Leased Premises;

(iv)

Should the Tenant be permitted to undertake its own cleaning of, or within, the Leased Premises, the Tenant shall require that in any cleaning contracts granted directly by it, the cleaning contractor shall use cleaning products certified in accordance with EcoLogo (Canada), Green Seal (United States) or equivalent standards. The Landlord shall reserve the right to approve, acting reasonably, any such Tenant cleaning contracts, but without liability. The Tenant shall ensure that any cleaning contracts entered into by it require the cleaning contractor to comply with elements of the Environmental Management Plan applicable to it. Particularly, any cleaning contracts let by the Tenant in respect of specialized green facilities, such as waterless urinals, shall ensure the cleaning contractor properly understands the maintenance of such specialized green facilities.

(b)	Reduce Indirect and Direct Energy Consumption and Greenhouse Gas Emissions

(i)

The Tenant agrees to the installation of electricity smart meters in respect of the Tenant’s consumption of electricity within the Leased Premises, at the Tenant’s sole cost and expense, payable as Additional Rent under this Lease, if required by the Landlord.

(ii)

The Tenant shall take reasonable steps to minimize its electrical consumption within the Leased Premises such as, by way of example only, adopting conservation practices (e.g. reducing its use of lighting where unnecessary), the use of Energy Star equipment, the types of lighting, lighting switches, sensors and zones as may be specified in the leasehold improvement provisions in this Lease, and using the types of equipment suggested therein and in the rules and regulations set out in this Lease.

(iii)

The Landlord shall be entitled at any time or from time to time to acquire (i) all or part of the power of its Common Areas and facilities; (ii) shared electrical power from sources with low carbon output. In addition to the foregoing, where it is considered feasible to do so, the Landlord may install onsite generation capacity either to reduce peak load or to supplement base load requirements for the Building from time to time, and any incremental cost in so doing shall be included in Operating Costs.

(iv)

The Tenant shall be entitled at any time or from time to time to specify in writing that it wishes to have its electrical power consumption sourced or offset from renewable energy sources, and if it shall elect to do so, the cost of same shall be at the Tenant’s sole cost and expense, either payable directly by it to the supplier so chosen, or recoverable by the Landlord if paid by the Landlord as Additional Rent.

(v)	The Landlord shall be entitled to benchmark itself against any building rating system for electrical, natural gas, water or other resource consumption.

(vi)	The Landlord shall operate building Common Areas and facilities in accordance with, and use its reasonable efforts to cause other tenants to operate in conformity with, the Environmental Objectives.

(c)	Reduce Water Consumption

(i)

The Tenant agrees to the installation of water meters or check meters in respect of the Tenant’s consumption of water, at the Tenant’s sole cost and expense, payable as Additional Rent under this Lease, if required by the Landlord, said installation to be a capital improvement cost by Landlord.

(ii)

Where potable water usage is not a necessity, the Tenant acknowledges and consents to the use of treated recycled or treated natural water in washrooms and in other applications within and around the Building.

(iii)

The Tenant consents to rainwater collection, treatment and reuse by the Landlord and wastewater collection, treatment and reuse by the Landlord from time to time. The Tenant consents to the use of water-saving appliances, such as waterless urinals, and other equipment as may be otherwise consistent with the Environmental Objectives.

(d)	Recycles Materials Usage

(i)

The Tenant shall be entitled to use recycled materials in its leasehold improvements and alterations if so permitted either pursuant to the leasehold improvement provisions in this Lease, or as may be consented to by the Landlord, acting reasonably.

(ii)

The Tenant shall be entitled to use recycled furniture, fixtures and equipment in the Leased Premises to the extent consistent with the Environmental Objectives and the rules and regulations and leasehold improvement provisions set out in this Lease.

(iii)

The Tenant agrees to recycle or cause its contractor to recycle as much as possible any waste created in the demolition of existing leasehold improvements or alterations within the Leased Premises so as to minimize the amount of waste ending in landfill. The Landlord reserves the right to monitor and measure the amount of waste leaving the Building from the Leased Premises and going to landfill from time to time.

(iv)

Upon request, the Landlord will use commercially reasonable efforts to cooperate with the Tenant, at the Tenant’s sole cost, in the certification of the Leased Premises pursuant to any rating scheme, such as ASHRAE standard 189.1 Leadership in Energy and Environmental Design Commercial Interiors standard (as specified by the U.S. Green Building Council until adopted by the Canada Green Building Council), or equivalent standard as the Landlord may agree to, acting reasonably. The Tenant agrees to consider locally sourced materials where possible in the completion of leasehold improvements and any subsequent alterations, consistent with the terms as set out in the rules and regulations and leasehold improvement provisions set out in this Lease.

3.	ENVIRONMENTAL ASSESSMENT AND REPORTING

The Landlord and Tenant, acting reasonably and in good faith, agree to cooperate from time to time in determining compliance with the Environmental Objectives and in refining such Environmental Objectives from time to time. The Landlord and the Tenant agree to meet at least annually in order to determine and discuss the achievement of the Environmental Objectives for the Building and the Leased Premises and any further steps that could be taken to achieve the Environmental Objectives.

4.	COVENANTS

The Landlord and Tenant agree to:

(a)	use their reasonable commercial efforts to achieve the Environmental Objectives;

(b)	constructively consult with each other on enhancements that may achieve the Environmental Objectives and consider undertaking any such enhancements; and

(c)	constructively consult with each other on issues, events and circumstances likely to detract from achieving the Environmental Objectives.

5.	REPORTS

(a)	The Landlord, at the Tenant’s option and expense, shall perform environmental and quality reporting and audit functions, including, without limitations, waste audits.

(b)	The Landlord, at the Tenant’s option and Tenant’s expense, shall provide reports on the HVAC systems, humidity levels and waste.

SCHEDULE “G”

LEASEHOLD IMPROVEMENTS

A.	LEASEHOLD IMPROVEMENTS

Subject to the Landlord’s Work set out in Schedule “H” to this Lease, the Tenant shall lease the Leased Premises on an “as is” basis. There shall be no leasehold improvement allowance provided to the Tenant from the Landlord, save and except for the Lobby Allowance. All leasehold improvements shall be made in accordance with clause 7.19 of this Lease.

B.	MINOR ALTERATIONS TO LEASED PREMISES

(a)

The Tenant shall be permitted to perform, without the prior written approval of the Landlord, utilizing the Landlord’s preferred contractors (which list of preferred contractors, as updated from time to time, shall be provided to the Tenant upon request) Cosmetic Changes (as defined below) to the Leased Premises throughout the Term of the Lease, and any extensions thereof, up to a value not exceeding Twenty Thousand Dollars ($20,000.00) of the total cost of the Cosmetic Changes. Cosmetic changes shall include: painting, carpet repairs and replacements, window coverings, and minor non-structural partition adjustments/alterations (“Cosmetic Changes”). Any Cosmetic Changes exceeding a total value of Twenty Thousand Dollars ($20,000.00), and/or any major partition, structural, mechanical, electrical, plumbing and life safety systems work must be performed by the Landlord in accordance with clause 7.19 (Alterations) of this Lease.

(b)

Designer Designation: The Ontario Building Code requires designers of construction projects to be pre-qualified in the knowledge of the Building Code. The Tenant must ensure that its design team is qualified and registered with the Ontario Ministry of Municipal Affairs and Housing. Hiring qualified designers assures that they have met the Province’s requirements respecting the Building Code and carry appropriate liability insurance where required. The Tenant acknowledges and agrees that any plans submitted to the Landlord for approval therefore must display the designer’s BCIN (Building Code Identification Number) or BCDN (Building Code Designation Number).

(d)	Upon acceptable completion of the Cosmetic Changes to applicable laws, ordinances, rules, regulations and codes, the Tenant shall provide the Landlord with:

A.     for Cosmetic Changes having a total value less than $10,000.00, evidence of payment in full to the preferred contractor, and

B.    for Cosmetic Changes having a total value of $10,000.00 or more:

i)	a Statutory Declaration stating that the Tenant has met all its obligations to its contractors, subcontractors and suppliers;

iv)	if requested by the Landlord, copies of all contracts, subcontracts, invoices and any other documentation which evidences the cost of the Cosmetic Changes.

SCHEDULE “H”

LANDLORD’S WORK

1.	The Landlord shall complete, at its sole expense and in a good and workmanlike manner, the following work (the “Landlord’s Work”):

(a)	Upgrade the main common lobby of the 350 Building, which shall include new flooring and directory board, and shall be coordinated with the Tenant’s lobby improvements.

(b)

Demise one (1) bay and adjacent area to provide secure storage and shipping and receiving areas, including one (1) exterior man door at the 350 Building. The proposed storage and shipping and receiving areas shall be subject to Schedule “I” item 5(b);

(c)	Corridors that are deemed common shall be upgraded to meet code and safety regulations;

(d)	To install all necessary demising walls (to code) to create the Leased Premises. Any upgrades to the Tenant’s exclusive lobby entrance demising wall shall be at the Tenant’s cost;

(e)	To install electrical submeters on each floor (at Tenant’s expense); and

(f)	Elevator at 350 Building to be replaced (or upgraded) within two (2) years.

All of the Landlord’s Work shall be of a nature and quality consistent with first-class office space finishes and shall conform to the Ontario Building Code and regulations of any other authorities having jurisdiction.

2.

The Landlord shall provide the Tenant with a leasehold improvement allowance equal to One Hundred and Fifty Thousand Dollars ($150,000.00) (the “Lobby Allowance”), with the Tenant paying the overrun, if any, to be applied to its exclusive interior lobby entrance modifications, which shall be performed by the Landlord for the Tenant in accordance with clause 7.19 of this Lease, save and except the Landlord’s supervision fee which shall be seven and one-half percent (7 1/2%) of the total cost of the lobby entrance modifications.

SCHEDULE “I”

ADDITIONAL TERMS

1.	STAGING

(a)

The Landlord acknowledges and agrees that the Tenant shall have possession of the Vacated Premises (as defined in Section 11 of this Schedule) (referred to as the “Staging Premises”) for the period commencing on the Commencement Date to December 31, 2011 (the “Staging Period”) for purposes of staging for its restacking of its premises (“Staging Work”) within the Building. The Staging Work, including demising the Leased Premises (to code) shall be completed by the Landlord and its contractors, and all costs shall include: i) the Landlord’s costs of having its architects and/or engineers examine such drawings and specifications, and (ii) the Landlord’s administrative costs which relate to the Staging Work (which shall not exceed 7.5% of the total cost of the Staging Work). The Tenant shall not be called upon to pay Annual Rent during the Staging Period, however it shall be required to pay Additional Rent for any portion of the Staging Premises it occupies during the Staging Period. For clarification purposes, the Tenant shall be considered to be occupying the Staging Premises until they are vacated by the Tenant including any and all of the Tenant’s chattels, special equipment, and cabling but shall not include any reinstatement work. Upon the parties determining a schedule for the Staging Work, the Tenant shall provide not less than thirty (30) days’ prior written notice (or such period less than 30 days as approved by the Landlord, not to be unreasonably withheld) to the Landlord advising when it vacates parts of the Staging Premises from time to time and the Landlord acknowledges receipt of vacant possession. During the Staging Period, the Tenant shall be bound by all provisions of the Lease saving those requiring the payment of Annual Rent.

(b)

Notwithstanding the foregoing, the Tenant will occupy the Staging Premises for the period from November 1, 2010 to February 15, 2011, at no cost to the Tenant, however all other terms of the Lease shall prevail, save and except for Annual Rent and Additional Rent. Thereafter the Staging Premises shall be determined by occupancy and subject to Additional Rent as set out in subparagraph (a) above.

(c)

The Tenant shall deliver to the Landlord, within sixty (60) days of the completion of the Staging Work, a complete “as built” set of plans for the Staging Premises, in print and in the electronic format the Landlord designates.

2.	SIGNAGE

(a)	Building Signage

The Landlord hereby grants to the Tenant the right to maintain building signage on three faces of the 350 Building, during the Term of the Lease. The location and size of the existing three signs shall be maintained although Tenant shall be permitted to upgrade or replace existing signage, subject to the Landlord’s prior approval. In addition, the Tenant may relocate one building sign to any face of the 350 Building provided the building face in question is available and has not been allocated to another tenant, and the Tenant receives the Landlord’s prior approval. It is understood by the Tenant that other tenants may also be granted signage rights on the Legget Drive face of the 350 Building. Any signage changes remain subject to all municipal approvals and the Landlord’s approval as to size, style and location, not to be unreasonably withheld. The costs associated with any signage changes shall be at the sole expense of the Tenant. During the Term of the Lease, the Landlord shall, on behalf of the Tenant, maintain the signage, to the Landlord’s satisfaction, at the Tenant’s expense and shall remove the signage at the Tenant’s expense at the conclusion of the Term, or when called upon as aforesaid to remove the signage, or upon determination of this Lease. This signage right is exclusive to the Tenant and Permitted Transfers. In cases where the Landlord has consented to an assignee (not including Permitted Transfers), the Tenant shall at the Landlord’s option relinquish signage on one (1) face of the 350 Building, at the Landlord’s discretion, and at the Tenant’s cost.

(b)	Building Entrance Signage—390 March Road

The Landlord hereby grants to the Tenant the right to maintain building entrance signage at the March Road entrance to the 390 Building. Any signage changes remain subject to all municipal approvals and the Landlord’s approval as to size, style and location, not to be unreasonably withheld. The costs associated with any changes shall be at the sole expense of the Tenant. During the Term of the Lease, the Landlord shall, on behalf of the Tenant, maintain the signage, to the Landlord’s satisfaction, at the Tenant’s expense, and shall remove the signage at the Tenant’s expense at the conclusion of the Term, or when called upon as aforesaid to remove the signage, or upon determination of this Lease.

(c)	Monument/Pylon Signage

The Tenant shall be given the right to display its corporate identification on any existing and/or new monument and/or pylon sign associated with the Leased Premises. All signage remains subject to all municipal approvals and the Landlord’s approval as to size, style and location, not to be unreasonably withheld. The costs associated with existing and/or new signage shall be at the sole expense of the Tenant. At the Tenant’s request and sole cost, the Landlord agrees to seek an alternate design for the existing pylon at the 350 Building, and any redesign shall be at the Landlord’s sole discretion.

(d)	350 Legget Drive Building Lobby Signage

The Tenant shall be permitted the right to install its corporate identification on the wall of its lobby entrance. Said signage shall be subject to the Landlord’s approval, not to be unreasonably withheld.

3.	HOURS OF BUSINESS/SECURITY ACCESS

(a)	The Tenant shall have access to the Leased Premises seven days per week, twenty-four hours per day. The Building’s hours are 8 a.m. to 6 p.m. After hour access is via access card only.

(b)

The Tenant shall be permitted the right to maintain control and security of its Leased Premises, provided it maintains a 24/7 security office. Any modifications with respect to the hardware shall be at the Tenant’s expense and obligation of reinstatement shall apply pursuant to this Lease. At any time should the Tenant reduce its security office hours, the Landlord shall have the right to have the Leased Premises returned to the Landlord’s control, with all associated costs to be borne by the Tenant.

(c)

The Landlord’s standard practice for the requirement and installation of security cameras is to install them at main entrances and shipping and receiving areas. The Landlord will review the Tenant’s requests for any exterior cameras, readers and call buttons. Any consent shall be subject to the Tenant meeting the National Building Code and Fire Code.

(d)	The Landlord agrees to arrange to have the Tenant receive a trouble signal at their security desk for any fire alarm, at the Tenant’s expense.

4.	390 MARCH ROAD ENTRANCE

The 390 March Road entrance shall be exclusive to the Tenant. The Tenant may install its own hardware, however the Tenant shall be required to reinstate at end of the Term, at the Landlord’s option. The Tenant agrees to permit Wesley Clover unobstructed access to the entrance and reception area for the Term of the Lease, provided Wesley Clover leases and occupies space in the 390 Building, and provided Wesley Clover complies with all reasonable security requirements of the Tenant. The area identified on Schedule “B6” of approximately 530 useable square feet shall form part of the Tenant’s Leased Premises if it is determined that Wesley Clover is unable to lease the premises due to the following:

a)	no interior access is available due to structural concerns in the Landlord’s sole opinion; and/or

b)	the Tenant restricts access through the lobby to their adjacent space.

5.	BASE BUILDING COMMON ROOMS

(a)

All security and access to any base building common rooms shall be controlled by the Landlord. The Tenant shall not be permitted access to service, janitorial and mechanical rooms, transformer vaults, electrical distribution rooms or water meter rooms, without the Landlord’s consent. The Landlord acknowledges and agrees that a portion of the base building common rooms need to be utilized by the Tenant at the Landlord’s discretion. Terms for lease, rent, access and isolation of equipment shall be determined by the parties, acting reasonably.

(b)

The parties agree that the Landlord shall have unobstructed access to any and all rooms that house base building and/or Landlord equipment located within any Tenant demised Leased Premises and/or Staging Premises. The Landlord shall provide to the Tenant a list of authorized employees.

6.	COMMUNICATIONS

The Tenant shall be permitted the right to maintain its communication links (via cabling in secure conduits running through common corridors or adjoining premises), subject to the Landlord’s approval, from the 390 Building to the 350 Building, and from the 350 Building to the 340 Building and from the 390 Building to the 340 Building. This right is subject to the Tenant performing an audit in cooperation with the Landlord’s consultants, and removing any redundant cabling, and tagging any remaining cabling, all at its expense.

7.	UPS GEAR

The Landlord shall manage on behalf of the Tenant and at the Tenant’s expense the UPS Gear and existing HVAC and power infrastructure to the Tenant’s data centre UPS system, at the Tenant’s expense.

8.	COMMON SOCCER FIELD AND BASEBALL DIAMONDS

The Tenant shall have the right to utilize the soccer field and baseball diamonds as long as they are available. The Tenant shall indemnify the Landlord from any liability for said use.

9.	RIGHT OF FIRST REFUSAL

Provided the Tenant is not then in material default, the Landlord hereby agrees, that if at any time during the Term, the Landlord is in receipt of a bona fide offer to lease from a third party (“Offer”) for vacant space which encompasses all or part of any contiguous premises located in the 350 Building (“Additional Space”) the Landlord shall first offer to lease the Additional Space, or part thereof, to the Tenant by delivering notice, in writing, setting out the terms and conditions of the Offer (“Notice”) and the Tenant shall have the right within five (5) business days of its receipt of the Notice to deliver to the Landlord written notice of its election to lease the Additional Space upon the same terms and conditions contained in the Notice. The notice given by the Tenant to the Landlord shall constitute a binding offer to lease and the Landlord and Tenant shall proceed diligently to enter into an amendment to the Lease, which amendment shall reflect the terms and conditions of the Notice and which amendment shall be in a form generally used by the Landlord for the renting of office space in the Building. If the Tenant does not so elect, or no response is received within the said period, the Landlord shall be free to, but not obligated to, lease the Additional Space to the third party on terms not more favourable to the third party than those contained in the Notice submitted to the Tenant and this right shall be null and void and of no further force and effect until the Landlord receives another offer on contiguous premises located in the 350 Building.

10.	SECOND FLOOR LINK 390 BUILDING

The second floor link to the 390 Building will be secured and barred from access. No access will be available to the Tenant.

11.	TENANT’S REINSTATEMENT OBLIGATIONS—VACATED PREMISES

The Landlord performed a preliminary walk through inspection with its professionals of those premises located in the 350 Building, 340 Building and 390 Building that the Tenant will not be leasing and which it shall be vacating, subject to the Staging described in Section 1 of this Schedule “I“ on or before December 31, 2011 (collectively, the “Vacated Premises”), and determined that the items noted below, but not limited to, may require reinstatement and/or modification, at the Landlord’s option. The Tenant agrees that the Landlord may, at the Landlord’s option and sole discretion, require the Tenant to pay the Landlord for all costs to perform the following (the Landlord shall utilize a competitive tender process to price the work and will provide the Tenant with a minimum of three (3) bids for each component of the work):

A.	350 Legget Drive

Lower Level:

(i)

The room identified as the “demark room” on the Tenant’s blocking plans contains the Tenant’s fibre and UPS equipment and will need to be leased proportionately, or in the alternative, all fibre and equipment relocated within the Tenant’s Leased Premises. Refer to clause 5 above (Base Building Common Rooms) re shared access.

(ii)	The room identified as “Core” includes only the Tenant’s equipment and shall be vacated or in the alternative form part of the Tenant’s leased premises.

(iii)	The common storage in yellow currently being used for the cleaners is not required by the Landlord and therefore the cages must be removed.

(iv)	All other cages located in the Vacant Premises must be removed.

Ground Floor:

(i)

The north electrical room which contains the Tenant’s equipment must be vacated, or in the alternative, leased proportionately and shared in accordance with clause 5 above (Base Building Common Rooms).

(ii)	Turn stiles to be removed.

Second Floor:

(i)	Full demolition of the fitness centre to base building is required. The ceiling grid shall be discussed between the parties.

(ii)	Ductwork in the documentation storage room to be remedied and flooring to be reinstated.

(iii)	Ductwork and controls in fitness centre area to be reinstated to office condition.

Third Floor:

(i)	All/any specialty circuits shall be removed to closest junction box and disconnect breaker feed. Lab equipment shall be removed and damages repaired.

Fifth Floor:

(i)

The UPS room should form part of Mitel’s leased premises. The mechanical room will be base building save and except if there is any Mitel equipment within it. If so it shall be proportionately leased. Refer to clause 5 above (Base Building Common Rooms) re shared access.

B.	340 Legget Drive

(i)

The Landlord requires that a hazardous waste study be performed to determine if any remedial action is required on the room being utilized by the Tenant for hazardous waste. This cost shall be borne by the Tenant.

(ii)	The common communication room will need to be leased proportionately to the Tenant and any equipment caged off. Access through the Landlord.

(iii)	Any rooms that currently house the compressors, UPS, vacuum pumps and UPS gear shall be vacated and reinstated.

(iv)	The cafeteria shall be demolished and brought back to base building. All electrical removed back to panel. All equipment must be removed.

C.	390 March Road

(i)	The UPS and generator room must form part of the Tenant’s leased premises. Any supplemental cooling to be charged to the Tenant.

(ii)	The IT/server room that services both the Tenant and Wesley Clover requires additional cooling as it is too warm. This needs to be addressed.

(iii)	All cabling must be removed from the Tenant’s key room.

(iv)	All rooms that have a raised floor need to be reinstated to building standard.

D.	General

(i)	All artwork, white boards, shelving and bulletin boards must be removed and walls patched.

(ii)	All base building electrical/mechanical rooms requiring fire stops for Mitel penetrations to be rectified.

(iii)	All cabling must be removed to the demark location, including the removal of all redundant cabling.

(iv)	All equipment and cable trays must be removed from vacated labs, and any special power must be removed to the closest junction box and/or panel and breaker feed disconnected and/or removed.

(v)	All power poles and communication poles must be removed from vacated lab/office/conference room and furniture areas.

(vi)	All ceiling tiles reinstated where equipment has been removed or the tiles damaged due to removal of equipment.

(vii)	All corporate identification must be removed from vacated areas and any damage repaired.

(viii)	One AC3 supplemental duct feed to server room must be removed from the vacated Lowe Martin space, the ductwork returned to original design condition, and reinstate drop ceiling where removed.

(ix)	IT closets located on all floors shall be proportionately leased to the Tenant if its equipment is to remain. Refer to clause 5 above (Base Building Common Rooms) re shared access.

(x)	All vacated premises must be delivered in broom swept condition unless otherwise noted in the reinstatement clause and herein.

12.	TENANT’S REINSTATEMENT OBLIGATIONS—LEASED PREMISES

Upon the determination of this Lease, the Landlord may, at its option and sole discretion, require the Tenant to pay the Landlord for all costs to perform the following:

(a)

remove such specialty alterations, additions, and trade fixtures (such as, but not limited to, labs, server rooms, computer rooms, raised floors, cafeteria, fitness centre, etc.) from the Leased Premises and to restore same to their original condition existing when the Tenant initially occupied the Building (base building), including without limiting the foregoing, any alterations, additions and trade fixtures made by or on behalf of the Tenant to the Leased Premises whether made before or after the commencement date of the Lease;

(b)	full reinstatement, at the Landlord’s option, of the 390 Fitness Premises, back to base building;

(c)	remove from the Leased Premises all of the Tenant’s telecommunication and data cabling, unless waived by the Landlord;

(d)

remove any existing panel(s) with the Tenant’s corporate identification on any exterior pylon sign(s) and replace same with blank panel(s), and building signage, repairing any damage caused to the Building;

(e)

remove from the Leased Premises any furniture and electrical/data connections the Tenant installed, or installed on behalf of the Tenant, rooftop equipment, repairing any damage to the Leased Premises and/or Building caused by any such removal of trade fixtures, furniture and rooftop equipment;

(f)	patching and painting where required;

(g)	rekeying all interior offices/rooms in the Leased Premises should the Tenant fail to provide access (keys) to the Landlord;

13.	340 BUILDING ELEVATOR

The Tenant shall have exclusive use of the elevator in the 340 Building however the Landlord shall have full access rights regarding maintenance on the elevator and the roof.

14.	INTERIM FITNESS PREMISES

The Tenant will maintain occupancy of its fitness centre comprising approximately Ten Thousand Three Hundred and Forty (10,340) useable [Eleven Thousand Seven Hundred and Eighty-Five point Five Three (11,785.53) rentable] square feet located on the second (2nd) floor of the 350 Building, on a month-to-month basis, at a net rental rate of Ten Dollars ($10.00) per rentable square foot, per annum, plus Additional Rent and HST, until the fitness premises are available to lease at the 390 Building. The parties shall have the option to terminate on fifteen (15) calendar days advance notice to the other.

15.	RENT PAYMENT RECEIVED

The Tenant acknowledges and agrees that prior to the execution of this Lease, the Landlord has received from the Tenant the amount of One Million Three Hundred and Twenty Thousand One Hundred and Eighty-Five Dollars and Eighty-Two cents ($1,320,185.82) (“Rent Payment”). At the request of the Tenant, and strictly conditional upon the Tenant not being in material default under this Lease, of which same has not been cured to the sole satisfaction of the Landlord, the Landlord agrees that the Rent Payment received will be credited and applied towards the Annual Rent and Additional Rent payable during the period of February 16, 2012 to February 15, 2013 (second year of the Term). In the event of a default by the Tenant that has not been cured, this clause shall be void and of no effect, and the Annual Rent and Additional Rent shall be calculated for the Term of the Lease, without credit or recognition of the above Rent Payment. For greater certainty, the Tenant further acknowledges and agrees that the Rent Payment received by the Landlord is and shall remain the sole and exclusive property of the Landlord, without any restrictions, limitations or qualifications, whatsoever, and for all intents and purposes the Rent Payment received by the Landlord shall not be deemed to be a payment for future Annual Rent, Additional Rent or any such other and subsequent obligations of the Tenant under this Lease. For greater certainty, the Landlord and Tenant further acknowledge and agree that, in the event of insolvency, an assignment for the benefit of creditors, or bankruptcy of the Tenant, and notwithstanding anything to the contrary in this Lease or due to any subsequent insolvency, assignment for the benefit of creditors or bankruptcy by or on behalf of the Tenant, the Rent Payment, and any other payment received as security by the Landlord is not nor is it intended, nor shall it be determined by any receiver, trustee, or such other relevant authority or a court of competent jurisdiction, to be held or deemed to be a present or future asset belonging to the Tenant with respect to any and all obligations of the Tenant under this Lease.

16.	CAFETERIA ACCESS

As long as there is a cafeteria in operation in the 390 Building, within the Landlord’s control, the Tenant shall have unobstructed access to said cafeteria, during normal business hours.

17.	INTERIOR ACCESS

The Tenant shall have interior access from the 350 Building to all Leased Premises within the 390 Building. The Landlord shall have the right to revisit this interior access provision prior to any extension of the Term.

18.	TENANT’S CONDITION

This Lease is conditional on the Tenant obtaining approval of this Lease from its Board of Directors by 5:00 p.m. on February 11, 2011, failing which this Lease shall be null and void. The parties acknowledge and agree that the Tenant shall not be entitled to make changes to this Lease failing which this Lease shall be null and void. This condition is for the sole benefit of the Tenant and may be waived by it at any time, within the time period specified above, by delivery of written notice to the Landlord waiving this condition. Should this condition not be waived within the time period specified above, then this Lease shall be considered null and void.

SCHEDULE “J”

CLEANING SPECIFICATIONS

1.	MAIN LOBBY AND ENTRANCES

(a)	All accessible glass doors and frames within reach will be cleaned both sides and metal wiped clean daily.

(b)	All common floors will be swept, washed, and rinsed, using a neutral detergent and buffed or spray buffed daily.

(c)	All finger marks and smudges will be removed from walls and columns daily.

(d)	All surfaces within reach will be dusted using a treated dust cloth daily.

(e)	Directory board will be cleaned daily.

(f)	All stainless steel will be cleaned and polished daily.

(g)	All ledges above reach will be dusted twice monthly.

(h)	All common walls will be dusted bi-weekly.

2.	ELEVATOR CABS

(a)	Elevator interior doors, floors, walls, ceilings, and fixtures to be cleaned daily.

(b)	Elevator tracks to be vacuumed and polished weekly.

(c)	Vents and grills will be dusted monthly.

3.	ELEVATOR LOBBIES AND CORRIDORS

(a)	All carpeted areas will be thoroughly vacuumed and spot cleaned daily.

(b)	Drinking fountains will be cleaned and disinfected daily.

(c)	All cigarette urns will be emptied and cleaned daily.

(d)	Inside of the fire hose cabinets to be dusted monthly.

(e)	Traffic corridor carpet to be shampooed quarterly.

4.	FLOORS

(a)	All floors to be swept by dust preventative methods daily.

(b)	All tiled floors to be damp mopped daily.

(c)	Baseboards to be kept free of dust and splash marks at all times.

(d)	All tiled floors to be damp mopped and spray buffed weekly.

(e)	All tiled floors to be stripped and waxed twice yearly.

5.	CARPETS

(a)	All carpets in traffic areas to be thoroughly vacuumed daily.

(b)	All carpets to be spot cleaned daily. (By Hand – 3” in diameter)

(c)	Walk off mats to be vacuumed daily and steam cleaned monthly.

(d)	All carpets in other areas to be thoroughly vacuumed weekly.

(e)	Walk off mats on ground floor and elevators to be shampooed monthly in season.

(f)	All carpets in corridors to be steam cleaned four (4) times per year if required.

6.	DUSTING

(a)

All horizontal surfaces of furniture, fixtures within reach of the average person will be dusted daily, i.e., tops of desks and tables, if clear, and chairs, filing cabinets, telephones, radiators and window ledges.

(b)	Vertical surfaces dusted weekly, i.e., sides of desks, chairs, tables, filing cabinets and equipment will be dusted with a treated dust cloth.

(c)	Wall hangings, tops of doors, high ledges, high cabinets, fire bells, exit signs, and wall clocks will be dusted monthly.

(d)	Venetian blinds to be dusted monthly.

(e)	Ceiling vents to be dusted twice a year including washrooms.

(f)	All light lenses and fixtures to be dusted once a year.

7.	WASHROOMS

(a)	Floors, urinals, toilet bowls, sinks, mirrors, cabinets and other fixtures to be thoroughly cleaned and disinfected daily.

(b)	All basins, bowls, and urinals including the underside will be cleaned and sanitized daily.

(c)	Cubicle partitions and doors will be spot cleaned daily.

(d)	All mirrors and bright work should be cleaned and polished daily.

(e)	Paper towel and sanitary disposal receptacles will be emptied and cleaned.

(f)	All washroom supplies such as paper towels, toilet paper, hand soap, deodorizers and feminine hygiene supplies to be replenished daily from the cleaning contractor’s stock.

(g)	A disinfectant solution should be poured into drains quarterly.

8.	DOORS, WALLS AND PARTITIONS

(a)	Spot and finger marks to be removed using a mild detergent daily.

(b)	All interior partition glass to be washed completely quarterly.

9.	HARDWARE

(a)	All bright work such as kick plates and push plates will be cleaned weekly.

10.	WASTE/GARBAGE

(a)	Kitchen and coffee station receptacles to be emptied daily.

(b)	Waste paper receptacles to be washed quarterly.

(c)	Plastic liners and plastic bags to be supplied by contractor.

(d)	The collapsed cardboard will be picked up and disposed of in the appropriate bin or location daily.

(e)	Recyclable paper to be picked up Monday, Wednesday and Friday all other garbage receptacles Tuesday and Thursday.

11.	STAIRWELLS AND LANDINGS

(a)	All stairs and landings to be swept and spot cleaned daily.

(b)	Railings to be damp wiped weekly.

(c)	All stairs and landings to be damp mopped weekly.

12.	GARBAGE ROOM

(a)	All floors to be washed and disinfected weekly.